Exhibit 2.4

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

DPAC TECHNOLOGIES CORP., DPAC ACQUISITION SUB, INC.,

AND

QUATECH, INC.

April 26, 2005

Table of Contents

Section
ARTICLE I. THE MERGER
1.1 The Merger.
1.2 Closing; Effective Time.
1.3 Effect of the Merger.
1.4 Articles of Incorporation; Code of Regulations.
1.5 Directors and Officers.
1.6 Effect on Capital Stock.
1.7 Surrender of Certificates.
1.8 No Further Ownership Rights in QuaTech Common Stock.
1.9 Lost, Stolen or Destroyed Certificates.
1.10 Taking of Necessary Action; Further Action.
ARTICLE II. REPRESENTATIONS AND WARRANTIES OF DPAC AND MERGER SUB
2.1 Organization, and Qualification; Subsidiaries.
2.2 Capitalization.
2.3 Authority; Governmental Consents.
2.4 No Violation.
2.5 SEC Reports and Financial Statements; Sarbanes-Oxley Act Compliance.
2.6 Compliance with Applicable Laws and Permits; Regulatory Matters.
2.7 Certain Agreements Affected by the Merger.
2.8 Litigation.
2.9 Registration Statement; Proxy Statement/ Prospectus.
2.10 Employee Benefit Plans.
2.11 Intellectual Property.
2.12 Contracts.

i

Section
2.13 Absence of Certain Changes.
2.14 Restrictions on Business Activities.
2.15 Title to Property.
2.16 Environmental Matters.
2.17 Employee Matters.
2.18 Interested Party Transactions.
2.19 Insurance.
2.20 Complete Copies of Materials.
2.21 Board Approval.
2.22 Brokers’ and Finders’ Fees.
2.23 Opinion of Financial Advisor.
2.24 Tax Representations.
2.25 Representations Complete.
ARTICLE III. REPRESENTATIONS AND WARRANTIES
3.1 Organization, and Qualification; Subsidiaries.
3.2 Capitalization.
3.3 Authority; Governmental Consents.
3.4 No Violation.
3.5 Financial Statements.
3.6 Compliance with Applicable Laws and Permits; Regulatory Matters.
3.7 Certain Agreements Affected by the Merger.
3.8 Litigation.
3.9 Registration Statement; Proxy Statement/ Prospectus.
3.10 Employee Benefit Plans.
3.11 Intellectual Property.
3.12 Contracts.
3.13 Absence of Certain Changes.
3.14 Restrictions on Business Activities.

Section
3.15 Title to Property.
3.16 Environmental Matters.
3.17 Employee Matters.
3.18 Interested Party Transactions.
3.19 Insurance.
3.20 Complete Copies of Materials.
3.21 Board Approval.
3.22 Brokers’ and Finders’ Fees.
3.23 Shareholder Agreements.
3.24 Tax Representations.
3.25 Certain QuaTech Security Holders.
3.26 Representations Complete.
ARTICLE IV. CONDUCT PRIOR TO THE EFFECTIVE TIME
4.1 Conduct of Business of QuaTech and DPAC.
4.2 No Solicitation.
4.3 New Securities.
4.4 Nasdaq Listing.
ARTICLE V. ADDITIONAL AGREEMENTS; REPRESENTATIONS
5.1 Proxy Statement/ Prospectus; Registration Statement.
5.2 Consent of DPAC Shareholders.
5.3 Meeting of QuaTech Shareholders.
5.4 Access to Information.
5.5 Confidentiality.
5.6 Public Disclosure.
5.7 Consents; Cooperation.
5.8 Merger Filings.
5.9 Shareholder Agreements.
5.10 Legal Requirements.

Section
5.11 Blue Sky Laws.
5.12 Assumed Options.
5.13 Form S-8.
5.14 Listing of Shares.
5.15 Reconstitution of the DPAC Board.
5.16 Directors and Officers Liability Insurance.
5.17 Plan of Reorganization.
5.18 Employee Benefit Matters.
5.19 Financial Statements.
ARTICLE VI. CONDITIONS TO THE MERGER
6.1 Conditions to Obligations of Each Party to Effect the Merger.
6.2 Additional Conditions to Obligations of QuaTech.
6.3 Additional Conditions to the Obligations of DPAC and Merger Sub.
ARTICLE VII. TERMINATION, AMENDMENT AND WAIVER
7.1 Termination.
7.2 Effect of Termination.
7.3 Termination Fees.
7.4 Amendment.
7.5 Extension; Waiver.
ARTICLE VIII. GENERAL PROVISIONS
8.1 Non-Survival of Representations and Warranties.
8.2 Interpretation.
8.3 Counterparts.
8.4 Entire Agreement; Parties in Interest.
8.5 Assignment.
8.6 Severability.
8.7 Specific Performance; Remedies Cumulative.

Section
8.8 Governing Law; Consent to Jurisdiction.
8.9 Rules of Construction.
8.10 Disclosure.
8.11 Further Assurances.
8.12 Notices

v

EXHIBITS

EXHIBIT A	Shareholder and Registration Rights Agreement for Certain QuaTech Shareholders
EXHIBIT B-1	Certificate of Merger
EXHIBIT B-2	Articles of Incorporation of Merger Sub
EXHIBIT B-3	Code of Regulations of Merger Sub
EXHIBIT C-1	Example Calculation of the Common Exchange Rate
EXHIBIT C-2	Example Calculation of the Preferred Exchange Rate
EXHIBIT D	Form of Employment Agreement for Steven D. Runkel
EXHIBIT E	Form of Employment Agreement for Creighton K. Early

INDEX OF DEFINED TERMS

No.	Defined Term	Section
1	Agreement	Introduction
2	CERCLA	II.2.16(b) Certain Definitions.
3	Certificate of Merger	I.1.1 The Merger.
4	Certificates	I.1.7(c) Exchange Procedures.
5	Closing	I.1.2 Closing; Effective Time.
6	Closing Date	I.1.2 Closing; Effective Time.
7	COBRA	II.2.10(h)(i)
8	Code	G.
9	Common Exchange Rate	I.1.6(a) Conversion of QuaTech Common Stock.
10	Confidentiality Agreement	V.5.5 Confidentiality.
11	Copyrights	(iii)
12	D&O Insurance	V.5.16(a) Insurance.
13	DPAC	Introduction
14	DPAC Adjusted Warrants	IV.4.3 New Securities.
15	DPAC Articles	II.2.1(a)
16	DPAC Balance Sheet	II.2.5(a)(i)
17	DPAC Balance Sheet Date	II.2.13 Absence of Certain Changes.
18	DPAC Benefit Plans	V.5.18 Employee Benefit Matters.
19	DPAC Bylaws	II.2.1(a)
20	DPAC Common Stock	C.(iii)
21	DPAC Companies	II.2.10(a) Plans.
22	DPAC Disclosure Schedule	II.
23	DPAC Financial Statements	II.2.5(a)
24	DPAC Material Contracts	II.2.12(ii)

No.	Defined Term	Section
25	DPAC Owned Intellectual Property	II.2.11(b)(iv)
26	DPAC Owned Trade Secrets	II.2.11(c) Trade Secrets.
27	DPAC Plan	II.2.10(a) Plans.
28	DPAC Plans	II.2.10(a) Plans.
29	DPAC SEC Documents	II.2.5(a)
30	DPAC Shareholders Meeting	II.2.9 Registration Statement; Proxy Statement/ Prospectus.
31	DPAC Subsidiary	II.2.1(b)
32	Effective Time	I.1.2 Closing; Effective Time.
33	Employment Contracts	II.2.10(a) Plans.
34	ERISA	II.2.10(a) Plans.
35	ERISA Affiliate	II.2.10(f) Liabilities.
36	Exchange Act	II.2.5(a)
37	Exchange Agent	I.1.7(a) Exchange Agent.
38	Governmental Entity	II.2.3(b) Governmental Consents.
39	Hazardous Materials	II.2.16(b) Certain Definitions.
40	herein	VIII.8.2 Interpretation.
41	hereof	VIII.8.2 Interpretation.
42	hereunder	VIII.8.2 Interpretation.
43	include	VIII.8.2 Interpretation.
44	includes	VIII.8.2 Interpretation.
45	including	VIII.8.2 Interpretation.
46	Intellectual Property Rights	II.2.11(a) Certain Definitions.
47	Interim Financial Statements	III.3.5(a)(ii)
48	knowledge	VIII.8.2 Interpretation.
49	Marks	II.2.11(a)(i)
50	material	VIII.8.2 Interpretation.

No.	Defined Term	Section
51	Material Adverse Effect	VIII.8.2 Interpretation.
52	Merger	A.
53	Merger Consideration	I.1.6(j) Merger Consideration.
54	Merger Sub	Introduction
55	Merger Sub Common Stock	I.1.6(f) Capital Stock of Merger Sub.
56	modification	I.1.6(d)(ii)
57	*multi-employer plan	II.2.10(e) Multi-Employer Plan Etc.
58	Multi-Employer Plan	II.2.10(e) Multi-Employer Plan Etc.
59	Multiple Employer Plan	II.2.10(e) Multi-Employer Plan Etc.
60	New Issue Price	F.
61	New Securities	IV.4.3 New Securities.
62	Ohio Law	A.
63	Patents	II. 2.11(a)(ii)
64	PBGC	II.2.10(c) Compliance.
65	Person	I.1.7(e) Transfers of Ownership.
66	plan	II.2.24(o)(ii)
67	*plan of reorganization	V. 5.17
68	Plans	II.2.10(a) Plans.
69	Predecessor DPAC Employer	II.2.10(a) Plans.
70	Predecessor DPAC Plan	II.2.10(a) Plans.
71	Predecessor QuaTech Employer	III.3.10(a) Plans.
72	Predecessor QuaTech Plan	III.3.10(a) Plans.
73	Preferred Exchange Rate	I.1.6(b) Conversion of QuaTech Preferred Stock.
74	Pro Forma Combined Consolidated Financials	V.5.19 Financial Statements.

No.	Defined Term	Section
75	Proxy Statement	II.2.9 Registration Statement; Proxy Statement/ Prospectus.
76	Qualified Plans	II.2.10(c) Compliance.
77	QuaTech	Introduction
78	QuaTech Articles of Incorporation	III.3.1(a)
79	QuaTech Balance Sheet Date	III.3.5(a)(ii)
80	QuaTech Balance Sheets	III.3.5(a)(ii)
81	QuaTech Code of Regulations	III.3.1(a)
82	QuaTech Common Shareholder List	I.1.6(a) Conversion of QuaTech Common Stock.
83	QuaTech Common Stock	I.1.6(a) Conversion of QuaTech Common Stock.
84	QuaTech Companies	III.3.10(a) Plans.
85	QuaTech Consolidated Financial Statements	III.3.5(c)(ii)
86	QuaTech Disclosure Schedule	III.
87	QuaTech Employees	V.5.18 Employee Benefit Matters.
88	QuaTech Financial Statements	III.3.5(a)(ii)
89	QuaTech Interim Balance Sheet	III.3.5(a)(ii)
90	QuaTech Interim Financial Statements	III.3.5(c)(ii)
91	QuaTech Material Contracts	III.3.12(ii)
91a	QuaTech Note	6.1(e)
92	QuaTech Option Plans	I.1.6(d) Stock Option Plans.
93	QuaTech Options	I.1.6(d) Stock Option Plans.
94	QuaTech Owned Intellectual Property	III.3.11(a)(iv)

x

No.	Defined Term	Section
95	QuaTech Owned Trade Secrets	III.3.11(b) Trade Secrets.
96	QuaTech Plan	III.3.10(a) Plans.
97	QuaTech Plans	III.3.10(a) Plans.
98	QuaTech Preferred Stock	I.1.6(b) Conversion of QuaTech Preferred Stock.
99	QuaTech Warrant	I.1.6(e) QuaTech Warrant.
100	QuaTech Year End Balance Sheet	III.3.5(a)(i)
101	QuaTech Year End Balance Sheets	III.3.5(c)(i)
102	Registration Statement	II.2.9 Registration Statement; Proxy Statement/ Prospectus.
103	Reverse Split	E.
104	Sarbanes-Oxley Act	II.2.5(b)
105	SEC	II.2.5(a)
106	Section 16	V.5.18(i)
107	Securities Act	II.2.5(a)
108	series of related transactions	II.2.24(o)(ii)
109	Shareholder Agreement	D.
110	Shareholder Agreements	D.
111	Software	(v)
112	Superior Proposal	IV.4.2(y)
113	Surviving Corporation	I.1.1 The Merger.
114	Takeover Proposal	IV.4.2(i)
115	Tax Returns	II.2.24(b)
116	Taxes	II.2.24(a)
117	Termination Fee	VII.7.3(b)(A)

No.	Defined Term	Section
118	the date hereof	VIII.8.2 Interpretation.
119	the date of this Agreement	VIII.8.2 Interpretation.
120	Trade Secrets	2.11(iv)

AGREEMENT AND PLAN OF REORGANIZATION

This AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of April 26, 2005, by and among DPAC TECHNOLOGIES CORP., a California corporation (“DPAC”), DPAC ACQUISITION SUB, INC., an Ohio corporation (“Merger Sub”) and wholly-owned subsidiary of DPAC, and QUATECH, INC., an Ohio corporation (“QuaTech”).

RECITALS

A.                                   DPAC and QuaTech have determined that it would be appropriate and in their respective best interests for Merger Sub to merge (the “Merger”) with and into QuaTech upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Ohio (“Ohio Law”).

B.                                     The Board of Directors of QuaTech (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the shareholders of QuaTech adopt and approve this Agreement and approve the Merger.

C.                                     The Board of Directors of DPAC (i) has determined that the Merger and the other transactions contemplated by this Agreement are advisable, fair and in the best interests of its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has determined to recommend that the shareholders of DPAC adopt and approve this Agreement and approve the Merger and the issuance, pursuant to the Merger, of shares of DPAC’s common stock, as then classified (including shares issuable in upon any reclassification or exchange thereof pursuant to the Reverse Split (as hereinafter defined), the “DPAC Common Stock”).

D.                                    Concurrently with the execution of this Agreement, as a condition and inducement to the willingness of each of QuaTech and DPAC to enter into this Agreement, Development Capital Ventures, LP, William Roberts and Steve Runkel are entering into respective Shareholder and Registration Rights Agreements with QuaTech and DPAC substantially in the form attached hereto as Exhibit A (each individually the “Shareholder Agreement” and collectively the “Shareholder Agreements”).

E.                                      It is contemplated that prior to the Effective Time, DPAC will effect a reverse split of its Common Stock in a ratio to be determined by its Board of Directors and agreeable to QuaTech (the “Reverse Split”).

F.                                      It is a condition to the merger that prior to the Effective Time, DPAC will issue or agree to issue New Securities (as hereinafter defined) at a price (“New Issue Price”) and on terms agreeable to QuaTech, and that New Issue Price shall be factored into the calculation of the Common Exchange Rate as described in Section 1.6(a) and the

Preferred Exchange Rate as described in Section 1.6(b).

G.                                     The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.

THE MERGER

1.1                                 The Merger. At the Effective Time (as defined below) and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger substantially in the form attached hereto as Exhibit B-1 (the “Certificate of Merger”) and the applicable provisions of Ohio Law, Merger Sub shall be merged with and into QuaTech, the separate corporate existence of Merger Sub shall cease and QuaTech shall continue as the surviving corporation after the Merger (QuaTech after the Effective Time is hereinafter sometimes referred to as the “Surviving Corporation”) as a subsidiary of DPAC.

1.2                                 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VI hereof or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of DPAC and QuaTech or at such other locations as the parties agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger with the Secretary of State of the State of Ohio, in accordance with the relevant provisions of Ohio Law (the time of such filing or a later time for effectiveness of the Merger specified in such filing is herein called the “Effective Time”).

1.3                                 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Ohio Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of QuaTech and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of QuaTech and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4                                 Articles of Incorporation; Code of Regulations.

(a)                                  Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to be, until further amended as provided by Ohio Law, identical to the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that Article I of the articles of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is as follows:  QuaTech, Inc.”  The Merger Sub articles of incorporation are attached hereto as Exhibit B-2.

(b)                                 Code of Regulations.  The Code of Regulations of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Code of Regulations of the Surviving Corporation until thereafter amended in accordance with Ohio Law, the articles of incorporation and such Code of Regulations except that all references to the name of corporation shall be amended to read “QuaTech, Inc.”  The Merger Sub code of regulations shall be substantially in the form attached hereto as Exhibit B-3.

1.5                                 Directors and Officers.  The initial directors of the Surviving Corporation shall be Creighton Early, Steven D. Runkel and William Roberts and shall each hold office until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be Steven D. Runkel and two (2) other individuals mutually agreed upon by QuaTech and DPAC and shall each hold office at the discretion of the board of directors of the Surviving Corporation.

1.6                                 Effect on Capital Stock. By virtue of the Merger and without any action on the part of Merger Sub, QuaTech or holders thereof, the holders of any of the following securities, the following shall happen:

(a)                                  Conversion of QuaTech Common Stock.  At the Effective Time, all shares of QuaTech common stock, par value $0.00001 per share (“QuaTech Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of QuaTech Common Stock to be canceled pursuant to Section 1.6(c), shall be canceled and extinguished, and all of the shares of QuaTech Common Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, at a rate, subject to adjustment, of one whole share of DPAC Common Stock in exchange for each 0.0413963 of one whole share of QuaTech Common Stock (the “Common Exchange Rate”), without payment for any lesser fractions, and all such lesser fractions of one whole shares of QuaTech Common Stock shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings.

Provided, however, should any shares of DPAC Common Stock or QuaTech Common Stock be issued prior to the Effective Time for any reason, other than the sale of New Securities (as hereinafter defined) and other than the Merger Consideration, then the Common Exchange Rate shall be adjusted so that the sum of (i) the number of shares of DPAC Common Stock into which all shares of QuaTech Common Stock shall be converted plus (ii) the number of shares of DPAC Common Stock issuable under all options to purchase QuaTech Common Stock which are assumed by DPAC pursuant to the provisions of Section 1.6(d), shall become the product of 0.8387262 multiplied by the total number of all shares of DPAC Common Stock outstanding immediately prior to the Effective Time plus the number issuable upon a deemed net exercise of all in-the-money DPAC Options and DPAC Warrants at the New Issue Price, excluding all New Securities. At the Closing, QuaTech shall deliver to DPAC a certified list showing the name and address of each record holder of QuaTech Common Stock and the exact number of shares held by each such holder (the “QuaTech Common Shareholder List”).  For avoidance of doubt, the Common Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split.  Attached hereto as Exhibit C-1 is an example of the calculation of the Common Exchange Rate.

(b)                                 Conversion of QuaTech Preferred Stock.  At the Effective Time all shares of QuaTech 9% Series A Convertible Preferred Stock, par value $0.00001 per share (“QuaTech Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and extinguished and each share of QuaTech Preferred Stock theretofore outstanding shall be converted automatically solely into the right to receive a number of registered whole shares of DPAC Common Stock at a rate, subject to adjustment, of one whole share of DPAC Common Stock (adjusted appropriately for any stock splits, stock dividends or similar recapitalization occurring prior to the Effective Time including without limitation the Reverse Split), rounded up to the nearest whole number of shares of DPAC Common Stock, in exchange for each 0.0413963 of one whole share (subject to adjustment as provided below) of QuaTech Preferred Stock (the “Preferred Exchange Rate”), without payment for any lesser fractions of one whole share of QuaTech Preferred Stock, and all such lesser fractions shall be cancelled without further payment therefor, except that a beneficial holder may aggregate such fractions from the person’s total holdings; provided, however, should any shares of DPAC Common Stock or QuaTech Common Stock be issued prior to the Effective Time for any reason, other than the sale of New Securities (as hereinafter defined) and other than the Merger Consideration, but specifically including the Reverse Split, the Preferred Exchange Rate shall be adjusted so that the total number of shares of DPAC Common Stock into which all shares of QuaTech Preferred Stock shall be converted shall become the product of 0.6612738 multiplied by the number of shares of DPAC Common Stock outstanding immediately prior to the Effective Time plus the number issuable upon a deemed net exercise of all in-the-money DPAC Options and

DPAC Warrants at the New Issue Price, excluding all New Securities.  For avoidance of doubt, the Preferred Exchange Rate will require an adjustment to take into account the change in the number of outstanding shares of DPAC Common Stock as will result from the Reverse Split.  Attached hereto as Exhibit C-2 is an example of the calculation of the Preferred Exchange Rate.

(c)                                  Cancellation of QuaTech Common Stock Owned by DPAC or QuaTech.  At the Effective Time, all shares of QuaTech Common Stock or QuaTech Preferred Stock that are owned by DPAC or QuaTech directly or indirectly immediately prior to the Effective Time shall be canceled and extinguished and no Merger Consideration or other consideration shall be delivered in exchange therefor.

(d)                                 Stock Option Plans.  At the Effective Time, all unexercised and unexpired options, excluding the QuaTech Warrant, to purchase QuaTech Common Stock (“QuaTech Options”) then outstanding under any stock option plan of QuaTech, including the 2001 Stock Option Plan, as amended, and any other plan, agreement or arrangement (collectively, the “QuaTech Option Plans”), whether or not then exercisable (all of which are set forth in Section 1.6(d) of the QuaTech Disclosure Schedule), will be assumed by DPAC.  Each QuaTech Option so assumed by DPAC under this Agreement will continue to have, and be subject to, the same terms and conditions (including, except as set forth in the last sentence of this Section 1.6(d), vesting schedule) as set forth in the applicable QuaTech Option Plan and any arrangements thereunder immediately prior to the Effective Time, except that (i) each QuaTech Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of DPAC Common Stock equal to the product of the number of shares of QuaTech Common Stock that were issuable upon exercise of such QuaTech Option immediately prior to the Effective Time multiplied by the number of shares of DPAC Common Stock issued in exchange for one whole share of QuaTech Common Stock, rounded up to the nearest whole number of shares of DPAC Common Stock, and (ii) the per-share exercise price for the shares of DPAC Common Stock issuable upon exercise of each such assumed QuaTech Option will be equal to the product determined by multiplying the exercise price per share of QuaTech Common Stock at which such QuaTech Option was exercisable immediately prior to the Effective Time by the Common Exchange Rate, rounded up to the nearest whole cent.  The conversion of any QuaTech Options to which Section 421(a) of the Code applies into options to purchase DPAC Common Stock shall be made in a manner consistent with Section 424(a) of the Code so as not to constitute a “modification” of such QuaTech Options within the meaning of Section 424 of the Code.  Each such converted QuaTech Option shall remain subject to the terms and conditions of the QuaTech Option Plan pursuant to which such QuaTech Option was granted and the agreement evidencing the grant of such QuaTech Option.

(e)                                  QuaTech Warrant.  Immediately prior to the Effective Time that certain warrant to acquire 430,814 shares of QuaTech Common Stock originally held by HillStreet Fund, L.P. (the “QuaTech Warrant”) will be automatically converted into 430,814 shares of QuaTech Common Stock so that such shares of QuaTech Common Stock will be, at the Effective Time, converted into the right to receive registered DPAC Common Stock in accordance with the provisions of Section 1.6(a), included along with all other shares of QuaTech Common Stock.

(f)                                    Capital Stock of Merger Sub.  At the Effective Time, each share of Common Stock, without par value, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock, without par value, of the Surviving Corporation and the Surviving Corporation shall be a wholly-owned subsidiary of DPAC.  Each stock certificate of Merger Sub held by DPAC evidencing ownership of any such shares shall at and after the Effective Time evidence ownership of such shares of capital stock of the Surviving Corporation.

(g)                                 Appraisal Rights.  Notwithstanding Section 1.6(a), if for any reason appraisal rights under Section 1701.85 of Ohio Law become available to holders of QuaTech Common Stock in connection with the Merger, the shares of QuaTech Common Stock outstanding immediately prior to the Effective Time and held by a holder who properly exercises and perfects appraisal rights for such shares of QuaTech Common Stock in accordance with Ohio Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or effectively withdraws or otherwise loses his or her right to appraisal. If after the Effective Time such holder fails to perfect or effectively withdraws or loses his or her right to appraisal, such shares of QuaTech Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. QuaTech shall give DPAC prompt notice of any demands received by QuaTech for appraisal of shares of QuaTech Common Stock, and DPAC shall have the right to participate in all negotiations and proceedings with respect to such demands. QuaTech shall not, except with the prior written consent of DPAC, make any payment with respect to, or settle or offer to settle, any such demands.  Any amounts paid to a holder pursuant to a right of appraisal will be paid by QuaTech.

(h)                                 Fractional Shares.  No certificates or scrip representing fractional shares of DPAC Common Stock shall be issued, and no holder of shares of QuaTech Common Stock shall be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a shareholder of DPAC with respect to any fractional shares of DPAC Common Stock that would otherwise be issued to such shareholder.

(i)                                     Effect of New Securities.  The issuance of New Securities prior to or at the Effective Time shall not adjust the Common Exchange Rate or the Preferred Exchange Rate.  The intended effect is to treat the issuance of New

Securities as if occurring after the Effective Time of the Merger.

(j)                                     Merger Consideration.  The aggregate of DPAC Common Stock to be issued to holders of QuaTech Common Stock and QuaTech Preferred Stock pursuant to the provisions of Sections 1.6(a) and 1.6(b) and reserved for issuance pursuant to the assumption of the QuaTech Options pursuant to Section 1.6(d) is hereinafter referred to as the “Merger Consideration.”

1.7                                 Surrender of Certificates.

(a)                                  Exchange Agent. U.S. Stock Transfer Corporation, or if it is unable or unwilling to serve as such, such other similar company designated by DPAC and QuaTech, shall act as exchange agent (the “Exchange Agent”) in the Merger.

(b)                                 DPAC to Provide Common Stock and Cash. At or promptly after the Effective Time, DPAC shall make available to the Exchange Agent for exchange in accordance with this Article I, the certificates representing the Merger Consideration. Any dividends or distributions to which holders of unexchanged shares of QuaTech may be entitled pursuant to Section 1.7(d) shall be paid by DPAC to the Exchange Agent at the same time DPAC pays the Exchange Agent on account of such dividends to other holders. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of QuaTech Common Stock pursuant to this Agreement.

(c)                                  Exchange Procedures. Promptly (and in no event more than five business days) after the Effective Time, DPAC and QuaTech shall instruct the Exchange Agent to mail to each holder of record (immediately prior to the Effective Time) of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of QuaTech Common Stock, whose shares were converted into the right to receive shares of DPAC Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon receipt of the Certificates by the Exchange Agent, and shall be in such form and have such other provisions as QuaTech and DPAC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly completed and validly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of QuaTech Common Stock represented by such Certificate (after taking into account all shares of QuaTech Common Stock then held by such holder) and any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(d), and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of QuaTech Common Stock will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full shares of DPAC Common Stock into which such shares of QuaTech Common Stock shall have been so converted and the right to receive any dividends or other distributions to which such holder shall have become entitled subject to Section 1.7(d).

(d)                                 Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to DPAC Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of DPAC Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate in accordance with this Section 1.7. Subject to applicable law, following surrender of any such Certificate, the Exchange Agent shall deliver to the record holder of the certificates representing whole shares of DPAC Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of any such dividends or other distributions with a record date after the Effective Time theretofore payable (but for the provisions of this Section 1.7(d)) with respect to such shares of DPAC Common Stock.  DPAC agrees to make available to the Exchange Agent, from time to time after the Effective Time and concurrently with any dividends or distributions to holders of DPAC Common Stock, the amounts of cash or other securities or property sufficient to pay in full those dividends and other distributions described in this Section 1.7(d), to holders of previously unexchanged shares of QuaTech Common Stock.

(e)                                  Transfers of Ownership. If any certificate representing shares of DPAC Common Stock is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange either will have paid to DPAC or any exchange agent or other agent designated by DPAC any transfer tax or other taxes required by reason of the issuance of a certificate for shares of DPAC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or will have established to the satisfaction of DPAC or any agent designated by it that any such taxes have been paid or are not payable or not subject to withholding. For purposes of this Agreement, “Person” shall mean any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

(f)                                    No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, DPAC, the Surviving Corporation, QuaTech or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.8                                 No Further Ownership Rights in QuaTech Common Stock. All shares of DPAC Common Stock issued upon the surrender for exchange of shares of QuaTech Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of QuaTech Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of QuaTech Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates for QuaTech Common Stock are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.9                                 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the receipt of an affidavit of that fact from the holder thereof, such shares of DPAC Common Stock; provided, however, that DPAC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond or indemnity agreement as it may reasonably direct in each instance as security against any claim that may be made against DPAC, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.10                           Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of each of QuaTech and Merger Sub, the officers and directors of each of QuaTech, DPAC and Merger Sub are fully authorized in the name of their respective corporation or otherwise on its behalf to take, and will take or cause to the taken, all such lawful and necessary actions consistent with this Agreement.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF DPAC AND MERGER SUB

Except as disclosed in the specific corresponding section of the document of even date herewith delivered by DPAC to QuaTech prior to the execution and delivery of this Agreement (the “DPAC Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, DPAC represents and warrants to QuaTech as follows:

2.1                                 Organization, and Qualification; Subsidiaries.

(a)                                  DPAC is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on DPAC. DPAC has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on DPAC. DPAC has heretofore made available to QuaTech a complete and correct copy of its articles of incorporation (including all amendments and all certificates of determination or the equivalent thereof) and bylaws, each as amended to the date hereof (the “DPAC Articles” and “DPAC Bylaws,” respectively). Such DPAC Articles and DPAC Bylaws are in full force and effect. DPAC is not in violation of any provision of the DPAC Articles or DPAC Bylaws.

(b)                                 Section 2.1(b) of the DPAC Disclosure Schedule sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Person that is a subsidiary of DPAC (for purposes of this Section 2.1(b), each a “DPAC Subsidiary”). Except for the DPAC Subsidiaries, DPAC does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity. Except as set forth in Section 2.1(b) of the DPAC Disclosure Schedule, all outstanding capital stock or other ownership interest of each DPAC Subsidiary is, directly or indirectly, owned (of record and beneficially) by DPAC free and clear of any liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable, and there is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such DPAC Subsidiary to any Person except DPAC. Each DPAC Subsidiary (a) is a corporation or other entity as identified in Section 2.1(b) of the DPAC Disclosure Schedule duly organized, validly existing and in good standing under the laws of its state of organization; (b) has all requisite power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation or other entity in good standing in every jurisdiction in which such qualification is required, except in the case of clause (c), for any failures to qualify or be licensed as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DPAC. DPAC has made available to QuaTech complete and correct copies of the articles of incorporation, bylaws or similar organizational documents of each DPAC Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 2.1(b) of the DPAC Disclosure Schedule, the schedule completely and correctly identifies the record and the beneficial owner of any such shares or ownership interests, whether such record or beneficial owner is an employee, agent or affiliate of DPAC, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

2.2                                 Capitalization.  The authorized capital stock of DPAC consists of 40,000,000 shares of DPAC Common Stock without par value and 8,000,000 shares of preferred stock. As of the close of business on April 20, 2005, 23,744,931 shares of DPAC Common Stock were issued and outstanding and no shares of DPAC Preferred Stock were issued and outstanding. As of the close of business on April 20, 2005, except for (a) 5,306,695 shares of DPAC Common Stock reserved for issuance pursuant to the DPAC Options and (b) 2,514,410 shares of DPAC Common Stock reserved for issuance pursuant to DPAC Warrants, there are not now, and other than as permitted by Section 4.1(b)(xv) hereof there will not be at the Effective Time, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating DPAC to issue, transfer or sell any shares of its capital stock or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, DPAC or securities convertible into or exchangeable for such shares or equity interest or obligating DPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. All issued and outstanding shares of DPAC Common Stock are, and all shares of DPAC Common Stock that may be issued pursuant to the exercise of outstanding DPAC Options and DPAC Warrants will be when issued in accordance with the respective terms thereof duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of DPAC or any DPAC Subsidiary (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of DPAC Common Stock or any capital stock of, or other equity interests in, DPAC or any DPAC Subsidiary not described in Section 2.2 of the DPAC Disclosure Schedule.  The DPAC Options and DPAC Warrants are each listed and described in Section 2.2 of the DPAC Disclosure Schedule.  DPAC shall appropriately adjust all DPAC Common Stock, DPAC Options and DPAC Warrants to take into account the Reverse Split.

2.3                                 Authority; Governmental Consents.

(a)                                  Authority. Each of Merger Sub and DPAC has the corporate power and authority to execute and deliver this Agreement and, subject only to the approval and adoption of this Agreement and the Certificate of Merger by the shareholders of DPAC and by the sole shareholder of Merger Sub as contemplated by Section 6.1(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DPAC and Merger Sub and the consummation by DPAC and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of DPAC and Merger Sub, subject, in the case of the Merger, to the approval thereof by the shareholders of DPAC. This Agreement has been duly and validly executed and delivered by DPAC and Merger Sub, and, assuming this Agreement constitutes a valid and binding obligation of QuaTech, this Agreement constitutes a valid and binding agreement of DPAC and Merger Sub, enforceable against DPAC and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

(b)                                 Governmental Consents.  Other than in connection with, or compliance with the federal securities laws and the securities laws of various states and the rules of NASD Regulation, Inc. and laws relating to employee benefit plans, no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by DPAC or Merger Sub of the transactions contemplated by this Agreement other than in connection with, or in compliance with, the provisions of Ohio Law with respect to the Merger.  As used in this Agreement, the term “Governmental Entity” means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

2.4                                 No Violation. Neither the execution and delivery of this Agreement by DPAC and Merger Sub nor the consummation by DPAC of the transactions contemplated hereby will (i) assuming the shareholder approval contemplated by Section 2.3(a) is obtained, constitute a breach or violation of any provision of the DPAC Articles or DPAC Bylaws of DPAC, (ii) constitute a breach, violation or default (or any event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of or permit any other party to terminate, require the consent from or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of DPAC or any of its subsidiaries under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which DPAC or any of its subsidiaries, or by which any of them or any of their properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc. and NASD Regulation, Inc. and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of DPAC, any statute, ordinance, rule or regulation applicable to DPAC or any of its subsidiaries, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on DPAC.

2.5                                 SEC Reports and Financial Statements; Sarbanes-Oxley Act Compliance.

(a)                                  DPAC has timely filed with the Securities and Exchange Commission (the “SEC”) all forms, reports and documents required to be filed by it under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) since prior to January 1, 2000 (the “DPAC SEC Documents”), and has made copies of all such forms, reports and documents available to QuaTech. Each DPAC SEC Document (i) as of its filing date complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading (except any statement or omission therein that has been corrected or otherwise disclosed or updated in a subsequent DPAC SEC Document). The audited and unaudited consolidated financial statements of DPAC included in any DPAC SEC Document (the “DPAC Financial Statements”) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes), comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly present the financial position of DPAC and its subsidiaries as of the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to normal year-end audit adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DPAC, and except for the absence of certain footnote information in the unaudited statements. DPAC and its subsidiaries do not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on its consolidated balance sheet as at February 28, 2005 (including the notes thereto and the other disclosures made in DPAC’s Form 10-K for the fiscal year ended February 28, 2005) (the “DPAC Balance Sheet”) included in the DPAC SEC Documents, or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since February 28, 2005, that as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $50,000 is listed or described on Section 2.5(a) of the DPAC Disclosure Schedule.

(b)                                 Each required form, report and document containing financial statements that DPAC has filed with or submitted to the SEC since July 31, 2002, was accompanied by the certifications required to be filed or submitted by DPAC’s chief executive officer and chief financial officer pursuant to the

Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated under such act or the Exchange Act (collectively, the “Sarbanes-Oxley Act”), and at the time of filing or submission of each such certification, such certification (a) was true and accurate and complied with the Sarbanes-Oxley Act, (b) did not contain any qualifications or exceptions to the matters certified therein, except as otherwise permitted under the Sarbanes-Oxley Act, and (c) has not been modified or withdrawn. Neither DPAC nor any of its officers has received notice from any Governmental Entity questioning or challenging the accuracy, completeness, content, form or manner of filing or submission of such certifications. DPAC’s disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable DPAC to comply with, and the appropriate officers of DPAC to make all certifications required under, the Sarbanes-Oxley Act.

2.6                                 Compliance with Applicable Laws and Permits; Regulatory Matters.  DPAC and each of its subsidiaries has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and DPAC and each of its subsidiaries has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which is not reasonably likely to have a Material Adverse Effect on DPAC. Neither DPAC nor any of its subsidiaries has received any written governmental notices within two years prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof. Neither DPAC nor any of its subsidiaries is in default or noncompliance under any (a) permits, consents or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance that is not reasonably likely to have a Material Adverse Effect on DPAC.

2.7                                 Certain Agreements Affected by the Merger.  Except as set forth in Section 2.7 of the DPAC Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of DPAC or any of its subsidiaries, (ii) increase any benefits otherwise payable by DPAC or any of its subsidiaries to any Person or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment in excess of $5,000 under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in either case to which DPAC or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound.

2.8                                 Litigation.  Except as set forth in Section 2.8 of the DPAC Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of DPAC, threatened since February 28, 2004 against DPAC or any of its subsidiaries and no such item listed in such Section 2.8, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on DPAC or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Neither DPAC nor any of its subsidiaries is a party to or bound by any outstanding order, writ, injunction or decree that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on DPAC or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

2.9                                 Registration Statement; Proxy Statement/ Prospectus. The information supplied by DPAC or Merger Sub for inclusion in the registration statement on Form S-4 (or such other or successor form as shall be appropriate) pursuant to which the shares of DPAC Common Stock to be issued in the Merger will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by DPAC or Merger Sub for inclusion in the proxy statement/prospectus (such proxy statement/prospectus as amended or supplemented is referred to herein as the “Proxy Statement”) to be provided to the shareholders of DPAC in connection with the meeting of DPAC’s shareholders to consider the Merger (the “DPAC Shareholders Meeting”) shall not, on the date the Proxy Statement is first mailed to DPAC’s shareholders, at the time of the DPAC Shareholders Meeting or at the Effective Time, contain any statement that, at any such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  The Registration Statement and the Proxy Statement shall be amended or supplemented as necessary to correct any statement in any earlier communication with respect to any offer of DPAC Common Stock or the solicitation of proxies for the DPAC Shareholders Meeting that has become false or misleading.  If at any time prior to the Effective Time any event or information should be discovered by DPAC that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, DPAC shall promptly amend the Registration Statement or supplement the Proxy Statement, as applicable, and inform QuaTech. Notwithstanding the foregoing, DPAC makes no representation, warranty or covenant with respect to any information supplied by or respecting QuaTech (other than information supplied by QuaTech with respect to DPAC) that is contained in any of the foregoing documents.

2.10                           Employee Benefit Plans.

(a)                                  Plans. Section 2.10(a) of the DPAC Disclosure Schedule includes a complete list of all employee benefit plans and programs providing benefits to any employee or former employee (“Plans”) sponsored or maintained by DPAC or any of its subsidiaries or to which DPAC or any of its subsidiaries contributes or is obligated to contribute (the “DPAC Plans”) and all written employment, severance, consulting and compensation contracts (“Employment Contracts”) between DPAC or any of its subsidiaries and any current, or former (to the extent obligations of DPAC or any of its subsidiaries are outstanding) director, officer, employee or consultant thereof as to which there is any current or potential liability or obligation to DPAC or its subsidiaries in excess of $5,000.  DPAC and its subsidiaries are not party to any oral Employment Contract that is not terminable at will. Except as disclosed on Section 2.10(a) of the DPAC Disclosure Schedule, no oral Employment Contract requires payments by DPAC or any of its subsidiaries in excess of $25,000 annually. Each of the DPAC Plans may be amended or terminated at any time by action of the DPAC Board of Directors, or such DPAC Subsidiary’s Board of Directors, as the case may be, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the applicable DPAC Plan and compliance with applicable laws and regulations. Without limiting the generality of the foregoing, the term “Plans” includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder (“ERISA”), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. For all purposes of this Agreement, the term “DPAC Plan” shall include any Predecessor DPAC Plans (as defined herein). “Predecessor DPAC Plan” shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this Section 2.10(a) but that was maintained, contributed to or resulted in or may result in liability to any Predecessor DPAC Employer (as defined herein) or any of DPAC, its affiliates or subsidiaries or their respective ERISA Affiliates (“DPAC Companies”). “Predecessor DPAC Employer” shall mean any employer, entity or business operation acquired by any of the DPAC Companies in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

(b)                                 Documents.  With respect to each DPAC Plan, DPAC has made available to QuaTech a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) each Employment Contract.

(c)                                  Compliance.  All DPAC Plans are in compliance with all applicable provisions of ERISA, the Code and all laws and regulations applicable to such DPAC Plans, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on DPAC. With respect to each DPAC Plan that is intended to qualify under Section 401(a) of the Code (“Qualified Plans”), either (i) the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to QuaTech, or (ii) the remedial amendment period under applicable IRS pronouncements in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the qualified status of such Qualified Plan has not yet expired, such determination letters have not been revoked by the IRS, the scope of such determination letters are complete and do not exclude consideration of any of the requirements or matters referred to in Section 5 of Revenue Procedure 2003-6, nothing has occurred since the date of each such determination letter that could adversely affect the tax exempt status of such DPAC Plan or the tax exempt status of any related trust, and any and all amendments to each DPAC Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plan. Any previously terminated DPAC Plan intended to comply with Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such DPAC Plan and the requirements of the Pension Benefit Guaranty Corporation (“PBGC”), to the extent applicable, were fully satisfied.

(d)                                 Contributions.  Except where such failure is not reasonably likely to have a Material Adverse Effect on DPAC, all contributions required to be made by DPAC or any of its subsidiaries to any DPAC Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any DPAC Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the DPAC Financial Statements to the extent required under generally accepted accounting principles.

(e)                                  Multi-Employer Plan Etc.  No DPAC Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no DPAC Plan is a “multi-employer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA (a “Multi-Employer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and that is subject to Title IV of ERISA (a “Multiple Employer Plan”).

(f)                                    Liabilities.  There does not now exist, nor, to the knowledge of DPAC, do any circumstances exist that would reasonably be expected to result in, any liability to any DPAC Company under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4975 of the Code or Section 502(i) of ERISA, (v) Section 502(l) of ERISA, (vi) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, except for liability resulting from regular claims for benefits under any self-funded plan that do not individually exceed $10,000, or (vii) corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, (i) neither of DPAC nor any ERISA Affiliate of DPAC has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by DPAC or any of its subsidiaries that has not been satisfied in full, and DPAC is not aware of any condition that exists that presents a material risk to DPAC or any of its subsidiaries of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 2000), (iii) no DPAC Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each DPAC Plan ended prior to the Effective Time and (iv) neither DPAC nor any ERISA Affiliate of DPAC has engaged in a transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. An “ERISA Affiliate” means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes DPAC or QuaTech, as appropriate, or that is a member of the same “controlled group” as DPAC or QuaTech, as appropriate, pursuant to Section 4001(a)(14) of ERISA.

(g)                                 Claims.  There are no pending, or to the knowledge of DPAC, no threatened or anticipated claims by or on behalf of any DPAC Plan, by any employee or beneficiary covered under any such DPAC Plan, or otherwise involving any such DPAC Plan (other than routine claims for benefits).

(h)                                 COBRA etc.  With respect to each DPAC Plan, DPAC and its subsidiaries have complied (except to the extent that such failure to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on DPAC) with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

2.11                           Intellectual Property.

(a)                                  Certain Definitions. The term “Intellectual Property Rights” shall mean intellectual property rights arising from or in respect to the following:

(i)                                     fictional business names, trade names, trademarks and service marks, logos, Internet domain names, and general intangibles of a like nature (collectively, “Marks”);

(ii)                                  patents and applications therefor, including continuation,

divisional, continuation-in-part, or reissue patent applications and patents issuing thereon (collectively, “Patents”);

(iii)                               copyrights and registrations and applications therefor (collectively, ”Copyrights”) and mask work rights;

(iv)                              know-how, inventions, discoveries, concepts, methods, processes, designs, formulae, technical data, drawings, specifications, data bases and other proprietary and confidential information, including customer lists (collectively, “Trade Secrets”); and

(v)                                 computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, databases and compilations, flow-charts and other work product used to design, plan, organize and develop any of the foregoing (collectively, “Software”).

(b)                                 Section 2.11(b) of the DPAC Disclosure Schedule sets forth an accurate and complete list of: (i) all registered Marks and pending applications for registration of any Marks anywhere in the world; (ii) all Patents and application for Patents anywhere in the world; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world; and (iv) all Software owned by DPAC or any DPAC Subsidiary that is material to the operation of its business as presently conducted (collectively, “DPAC Owned Intellectual Property”). Except as set forth in Section 2.11(b) of the DPAC Disclosure Schedule, DPAC and its subsidiaries own all right, title, and interest in the DPAC Owned Intellectual Property, and DPAC and its subsidiaries have not granted to any Person an exclusive license to use any item of DPAC Owned Intellectual Property, nor has DPAC granted any rights to create any derivative works based on the DPAC Owned Intellectual Property. Except as set forth in Section 2.11(b) of the DPAC Disclosure Schedule, DPAC and its subsidiaries have not received any written notice or claim since January 1, 2000 challenging its right to use such DPAC Owned Intellectual Property. To DPAC’s or its subsidiaries’ knowledge, the DPAC Owned Intellectual Property is valid and enforceable and there are no legal proceedings before the United States Patent and Trademark Office or otherwise challenging the validity or enforceability of any DPAC Owned Intellectual Property.

(c)                                  Trade Secrets.  To their knowledge, DPAC and its subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of DPAC or its subsidiaries (collectively, “DPAC Owned Trade Secrets”), including obtaining agreements from all employees imposing confidentiality obligations (including post-employment confidentiality obligations) and assigning any trade secrets developed by said employees during the course and scope of their employment to DPAC. DPAC and its subsidiaries have the right to use the DPAC

Owned Trade Secrets that are material to the operation of their business as presently conducted in the manner in which such DPAC Owned Trade Secrets are currently being used, and DPAC and its subsidiaries have not received any written notice or claim since January 1, 2000 challenging its right to use such DPAC Owned Trade Secrets.

(d)                                 Infringement.  Except as set forth in Section 2.11(d) of the DPAC Disclosure Schedule, neither DPAC nor any of its subsidiaries is a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation of any other Person’s Intellectual Property Rights. To their knowledge, DPAC and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of their Intellectual Property Rights. To their knowledge, DPAC and its subsidiaries have not infringed any third party’s Intellectual Property Rights and no third party is infringing the DPAC Owned Intellectual Property or DPAC Owned Trade Secrets.

(e)                                  Confidentiality.  DPAC and its subsidiaries have taken reasonable steps to protect their Intellectual Property Rights, including, without limitation, requiring their employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To DPAC’s knowledge, no employee of DPAC or any of its subsidiaries is in violation of any material term (whether written or verbal) of any confidentiality or nondisclosure agreement.

2.12                           Contracts.  Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which DPAC or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound that involves (i) future payments of $5,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on DPAC (the “DPAC Material Contracts”) is in full force and effect and there are no defaults by DPAC or any of its subsidiaries or, to DPAC’s knowledge, any other party thereto under any DPAC Material Contract.

2.13                           Absence of Certain Changes.  Except as set forth in Section 2.13 of the DPAC Disclosure Schedule, since February 28, 2005 (the “DPAC Balance Sheet Date”), each of DPAC and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that, as of the date hereof, has resulted in, or is reasonably likely to result in, a Material Adverse Effect on DPAC; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $5,000 of DPAC or any of its subsidiaries other than of inventory in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by DPAC or any of its subsidiaries or any revaluation by DPAC or any of its subsidiaries of its assets;

(iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of DPAC or any of its subsidiaries, or any direct or indirect redemption, purchase or other acquisition by DPAC or any of its subsidiaries of any of its shares of capital stock or other securities; (v) (a) the entry by DPAC or any of its subsidiaries into any contract that involves future payment of $5,000 or more or (b) any amendment or termination of, or default under, any of the foregoing or any DPAC Material Contract; (vi) any amendment or change to the DPAC Articles or DPAC Bylaws; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by DPAC or any of its subsidiaries to any of its directors or executive level employees, other than normal length of service adjustments in accordance with past practices. Neither DPAC nor any of its subsidiaries has agreed since the DPAC Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and is not currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (vii) (other than negotiations or discussions with DPAC and its representatives regarding the transactions contemplated by this Agreement).

2.14                           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon DPAC or any of its subsidiaries that in any case has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of DPAC or any of its subsidiaries, any acquisition of property by DPAC or any of its subsidiaries or the conduct of business by DPAC or any of its subsidiaries.

2.15                           Title to Property.  DPAC and each of its subsidiaries has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the DPAC Balance Sheet or acquired after the DPAC Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the DPAC Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debts that are reflected on the DPAC Balance Sheet, and (iv) liens that in the aggregate are not reasonably likely to have a Material Adverse Effect on DPAC. The respective property and equipment of DPAC and each of its subsidiaries that is used in the operations of its business is in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of DPAC and each of its subsidiaries are reflected in the DPAC Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 2.15 of the DPAC Disclosure Schedule identifies each parcel of real property owned or leased by DPAC and its subsidiaries as of the date of this Agreement.

2.16                           Environmental Matters.

(a)                                  Hazardous Materials.  Except as set forth on Section 2.16 of the DPAC Disclosure Schedule, during the period that DPAC or any of its subsidiaries has owned or leased its current or prior properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials (as defined below) on, from or under such properties or facilities by or on behalf of DPAC or any of its subsidiaries or, to the knowledge of DPAC, any other Person, in either case in violation of applicable laws, where such violation would be reasonably likely to result in a Material Adverse Effect on DPAC and (ii) neither DPAC nor any of its subsidiaries nor, to DPAC’s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in a manner that would be reasonably likely to result in a Material Adverse Effect on DPAC. DPAC has no knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, that may have occurred prior to the time when DPAC or one of its subsidiaries took possession of any such properties or facilities and that would be reasonably likely to result in a Material Adverse Effect on DPAC.

(b)                                 Certain Definitions. For purposes of this Agreement, the terms “disposal,” “release,” and “threatened release” shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended (“CERCLA”). For the purposes of this Section, “Hazardous Materials” shall mean any hazardous or toxic substance, material or waste that is regulated under, or defined as a “hazardous substance,” “toxic substance,” “pollutant,” “contaminant,” “toxic chemical,” “hazardous materials” or “hazardous chemical” under (1) CERCLA; (2) the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 1101 et seq.; (3) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq.; (4) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; (5) the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; (6) regulations promulgated under any of the above statutes; or (7) any applicable state or local statute, ordinance, rule or regulation that has a scope or purpose similar to those statutes identified above.

2.17                           Employee Matters.  Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on DPAC, DPAC and each of its subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. DPAC and each of its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $10,000 in the aggregate, or any taxes, except for taxes less than $5,000 in the aggregate, or any penalty for failure to comply with any of the foregoing, except for such penalties of less than $5,000 in the aggregate. DPAC and each of its subsidiaries is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), that in the aggregate exceed $5,000.  There are no pending claims against DPAC or any of its subsidiaries for any amounts under any workers compensation plan or policy or for long term disability that in the aggregate exceed $10,000.  Neither DPAC nor any of its subsidiaries has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are less than $5,000 in the aggregate. There are no controversies pending or, to the knowledge of DPAC, controversies that have been threatened since January 1, 2002, between DPAC and its subsidiaries on the one hand and any of their employees or former employees on the other hand, which controversies have resulted or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, that, if adversely determined, would be reasonably likely to have a Material Adverse Effect on DPAC. Neither DPAC nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract and DPAC is not aware of any activities or proceedings of any labor union to organize any such employees. To DPAC’s knowledge, no employee of DPAC or any of its subsidiaries is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by DPAC or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by DPAC or any of its subsidiaries or to the use of trade secrets or proprietary information of others.

2.18                           Interested Party Transactions.  Except as described in the DPAC SEC Documents, neither DPAC nor any of its subsidiaries is indebted to any of its directors or officers (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to DPAC or any of its subsidiaries and there are no other transactions of the type required to be disclosed pursuant to Items 402 and 404 of Regulation S-K under the Securities Act and the Exchange Act.

2.19                           Insurance.  Section 2.19 of the DPAC Disclosure Schedule contains a complete list of all insurance policies and bonds to which either DPAC or any of its subsidiaries is a party or that pertain to its assets. Except as set forth in Section 2.19 of the DPAC Disclosure Schedule, there is no claim in excess of $10,000 pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and DPAC and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. DPAC has no knowledge of any threatened termination (other than by expiration) of, or premium increase in excess of $5,000 with respect to, any of such policies.

2.20                           Complete Copies of Materials.  DPAC has delivered or made available true and complete copies of each document listed on the DPAC Disclosure Schedule and each other document that has been reasonably requested by QuaTech or its counsel in connection with their legal and accounting review of DPAC.

2.21                           Board Approval.  The Board of Directors of DPAC has (a) approved this Agreement and the Merger, (b) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the issuance of DPAC Common Stock in connection with the Merger, the Reverse Split and the Sale of New Securities are advisable and in the best interests of the shareholders of DPAC and (c) resolved to recommend adoption of this Agreement to the shareholders of DPAC.

2.22                           Brokers’ and Finders’ Fees. Except for payment obligations to B. Riley & Co. set forth in an engagement letter and fee letter, copies of which have been provided to QuaTech, DPAC has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.23                           Opinion of Financial Advisor.  DPAC has received the written opinion of its financial advisor, B. Riley & Co., that in such advisor’s opinion, as of the date of such opinion, dated not earlier than five business days prior to the date of this Agreement, the Merger is fair, from a financial point of view, to the stockholders of DPAC, and has provided a copy of such opinion to QuaTech.

2.24                           Tax Representations.

(a)                                  The term “Taxes” means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments, or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or other additional amounts incurred or accrued with respect thereto, assessed, charged or imposed under applicable federal, state, local or foreign tax law, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. References to DPAC or any of its subsidiaries shall be deemed to include any predecessor to such Person or any other Person from which DPAC or one of its subsidiaries incurs a liability for Taxes as a result of transferee liability.

(b)                                 DPAC and each of its subsidiaries has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material tax returns, reports, statements or estimates (“Tax Returns”) that were due or will be due prior to the Closing Date. Such returns, reports, statements or estimates have been, or will be, prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of DPAC, no basis exists for any material adjustment. All Taxes due and payable for the periods covered by such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

(c)                                  The DPAC Balance Sheet reflects adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by DPAC and its subsidiaries but not yet paid for all Tax periods and portions thereof through the DPAC Balance Sheet Date. Since the DPAC Balance Sheet Date, DPAC and its subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business.

(d)                                 DPAC and each of its subsidiaries has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, shareholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, except to the extent that any failure to do so is not reasonably likely to have a Material Adverse Effect on DPAC.

(e)                                  Neither DPAC nor any of its subsidiaries has a permanent establishment in any foreign country.

(f)                                    There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of DPAC, threatened against DPAC or any of its subsidiaries for any past due Taxes in excess of $10,000 individually or in the aggregate, and, except as shown on Section 2.25(f) of the DPAC Disclosure Schedule, DPAC has no reason to expect any taxing authority to assess any material additional taxes for any period for which tax returns were filed; there has been no waiver (that is currently in effect) granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of DPAC or any of its subsidiaries for which DPAC or any of its subsidiaries could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to DPAC.

(g)                                 There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any asset of DPAC or any of it subsidiaries (except for liens and encumbrances for taxes not yet due).

(h)                                 No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could materially adversely affect DPAC or any of its subsidiaries.

(i)                                     DPAC does not have any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but (i) attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof and (ii) recognized for federal income tax purposes at the time of the transaction.

(j)                                     DPAC has never been included in nor is includible in any consolidated, combined or unitary Tax Return with any entity.

(k)                                  Neither DPAC nor any of its subsidiaries is a party to or is not bound by, nor does any of them have any obligation under, any Tax sharing, Tax indemnity or similar agreement.

(l)                                     Neither DPAC nor any of its subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)                               To the knowledge of DPAC, there are no proposed reassessments of any property owned by DPAC or any of its subsidiaries or other proposals that could increase the amount of any Tax to which DPAC or any of its subsidiaries would be subject.

(n)                                 DPAC has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by DPAC or any of its subsidiaries.

(o)                                 DPAC has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

2.25                           Representations Complete. None of the representations or warranties made by DPAC herein or in any Schedule hereto, including the DPAC Disclosure Schedule, or in any certificate furnished by DPAC pursuant to this Agreement, or in the DPAC SEC Documents, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
OF QUATECH

Except as disclosed in the specific corresponding section of the document of even date herewith delivered by QuaTech to DPAC prior to the execution and delivery of this Agreement (the “QuaTech Disclosure Schedule”) corresponding to the Section of this Agreement to which any of the following representations and warranties specifically relate, QuaTech represents and warrants to DPAC as follows:

3.1                                 Organization, and Qualification; Subsidiaries.

(a)                                  QuaTech is a corporation duly organized, validly existing and in good standing under the laws of the state of Ohio and is qualified to do business and in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect on QuaTech. QuaTech has the corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power or authority and governmental approvals is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on QuaTech. QuaTech has heretofore made available to DPAC a complete and correct copy of its articles of incorporation (including all articles of determination or the equivalent thereof) and code of regulations, each as amended to the date hereof (collectively, the “QuaTech Articles of Incorporation” and “QuaTech Code of Regulations,” respectively). The QuaTech Articles of Incorporation and QuaTech Code of Regulations are in full force and effect. QuaTech is not in violation of any provision of the QuaTech Articles of Incorporation or the QuaTech Code of Regulations.

(b)                                 QuaTech does not own any subsidiary or own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than one percent of the outstanding equity of the issuing entity.

3.2                                 Capitalization.  The authorized capital stock of QuaTech consists of 3,000,000 shares of QuaTech Common Stock and 2,000,000 shares of preferred stock, of which 650,000 shares of the preferred stock are designated as 9% Series A convertible preferred stock. As of the close of business on April 20, 2005, 265,223 shares of QuaTech Common Stock were issued and outstanding and 650,000 shares of QuaTech Preferred Stock were issued and outstanding.  As of the close of business on April 20, 2005, except for (a) 78,390 shares of QuaTech Common Stock reserved for issuance pursuant to all unexercised and unexpired options to purchase QuaTech Common Stock (“QuaTech Options”) then outstanding under any stock option plan of QuaTech, and any other plan, agreement or arrangement (collectively, the “QuaTech Option Plans”), whether or not then exercisable, all of which are set forth in Section 3.2 of the QuaTech Disclosure Schedule, (b) shares of QuaTech Common Stock reserved for issuance pursuant to those certain outstanding shares of QuaTech Preferred Stock, (c) outstanding warrant(s) to purchase an aggregate of 430,814 shares of QuaTech Common Stock pursuant to the QuaTech Warrant, and (d) other securities, if any, in each case all as set forth in Section 3.2 of the QuaTech Disclosure Schedule, there are not now, and other than as permitted by Section 4.1(b)(xv) hereof, there will not be at the Effective Time any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating QuaTech to issue, transfer or sell any shares of capital stock of QuaTech or bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) of, or other equity interest in, QuaTech or securities convertible into or exchangeable for such shares or equity interest or obligating QuaTech to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Since December 31, 2004, QuaTech has not issued any shares of its capital stock, except pursuant to the exercise of QuaTech Options. All issued and outstanding shares of QuaTech Common Stock are, and all shares of QuaTech Common Stock that may be issued pursuant to the exercise of outstanding QuaTech Options will be when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable, and such issuance will not violate any preemptive rights under law or otherwise. There are no outstanding contractual obligations of QuaTech (a) restricting the transfer of, (b) affecting the voting rights of, (c) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (d) requiring the registration for sale of, or (e) granting any preemptive or antidilutive right with respect to, any shares of QuaTech Common Stock or any capital stock of, or other equity interests in, QuaTech not described in Section 3.2 of the QuaTech Disclosure Schedule.

3.3                                 Authority; Governmental Consents.

(a)                                  Authority. QuaTech has the corporate power and authority to execute and deliver this Agreement and, subject only to the approval and adoption of this Agreement by the shareholders of QuaTech as contemplated by Section 6.1(a), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by QuaTech and the consummation by QuaTech of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of QuaTech, subject, in the case of the Merger, to the approval thereof by the shareholders of QuaTech required under Ohio Law and the respective articles of incorporation and code of regulations of QuaTech. This Agreement has been duly and validly executed and delivered by

QuaTech, and, assuming this Agreement constitutes a valid and binding obligation of DPAC, this Agreement constitutes a valid and binding agreement of QuaTech, enforceable against QuaTech in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

(b)                                 Governmental Consents. Other than in connection with, or in compliance with, the provisions of Ohio Law with respect to the transactions contemplated hereby, the federal securities laws, the securities laws of the various states, the rules of NASD Regulation, Inc., and laws relating to employee benefit plans, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by QuaTech of the transactions contemplated by this Agreement.

3.4                                 No Violation. Neither the execution and delivery of this Agreement by QuaTech nor the consummation by QuaTech of the transactions contemplated hereby will (i) assuming the shareholder approval contemplated by Section 3.3(a) is obtained, constitute a breach or violation of any provision of the articles of incorporation or bylaws of it, (ii) constitute a breach, violation or default (or any event that, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or permit any other party to terminate, require the consent of or the giving of notice to any other party to, or accelerate the performance required by, or result in the creation of any lien or encumbrance upon any property or asset of QuaTech under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which QuaTech, or by which it or its properties or assets, are bound, or (iii) subject to the receipt of the requisite consents, approvals, or authorizations of, or filings with Governmental Entities, applicable corporate and securities laws, the rules of the Nasdaq Stock Market, Inc. and NASD Regulation, Inc. and laws relating to employee benefit plans, conflict with or violate any order, judgment or decree, or to the knowledge of QuaTech, any statute, ordinance, rule or regulation applicable to QuaTech or any of its subsidiaries, or by which it or any of its properties or assets may be bound or affected, other than, in the case of the foregoing clauses (ii) or (iii), conflicts, breaches, violations, defaults, terminations, accelerations, requirements for consent or notice or creation of liens and encumbrances that, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on QuaTech.

3.5                                 Financial Statements.

(a)                                  Section 3.5(a) of the QuaTech Disclosure Schedule contains true and complete copies of (i) the audited balance sheet of QuaTech at December 31, 2004 (the “QuaTech Year End Balance Sheet”) and the related audited consolidated statements of income, shareholders’ equity and cash flows for the year then ended and (ii) the unaudited consolidated balance sheet of QuaTech (the

“QuaTech Interim Balance Sheet,” and together with the QuaTech Year End Balance Sheet, the “QuaTech Balance Sheets”) at March 31, 2005 (the “QuaTech Balance Sheet Date”) and the related unaudited consolidated statements of income, shareholders’ equity and cash flows for the period ended on the QuaTech Balance Sheet Date (the “Interim Financial Statements”) (the financial statements described in clauses (i) and (ii) being collectively referred to as the “QuaTech Financial Statements”).

(b)                                 The QuaTech Financial Statements (including the related notes and schedules) present fairly, or will present fairly, in all material respects, the consolidated financial position and consolidated results of operations, retained earnings and cash flows of QuaTech as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the Interim Financial Statements, to the absence of notes and normal year-end adjustments that did not and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on QuaTech. QuaTech does not have any material liabilities or obligations of any nature (whether absolute, accrued, contingent, unmatured, unaccrued, unliquidated, unasserted, conditional or otherwise), except for liabilities or obligations (i) reflected or reserved against on the QuaTech Interim Balance Sheet or (ii) incurred in the ordinary course of business consistent with past practice since such date. Any such liability incurred in the ordinary course of business since the QuaTech Balance Sheet Date, that as of the date of this Agreement individually or taken together with all related liabilities in the aggregate exceeds $10,000 is listed or described in Section 3.5(b) of the QuaTech Disclosure Schedule.

(c)                                  Section 3.5(c) of the QuaTech Disclosure Schedule contains true and complete copies of (i) the audited balance sheet of QuaTech at December 31, 2002, December 31, 2003 (as restated) and December 31, 2004 (collectively, the “QuaTech Year End Balance Sheets”) and the related audited combined consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2002, December 31, 2003 and December 31, 2004; and (ii) the unaudited balance sheet of QuaTech (the “QuaTech Interim Balance Sheet,” and together with the QuaTech Year End Balance Sheet, the “QuaTech Balance Sheets”) at the QuaTech Balance Sheet Date and the related unaudited statements of income, shareholders’ equity and cash flows for the period ended on the QuaTech Balance Sheet Date (the “QuaTech Interim Financial Statements”) (the financial statements described in clauses (i) and (ii) being collectively referred to as the “QuaTech Consolidated Financial Statements”).

3.6                                 Compliance with Applicable Laws and Permits; Regulatory Matters. QuaTech has in effect and holds all permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments, and each of them has made all filings and registrations and the like necessary or required by law to conduct its business as presently conducted, other than such permits, licenses, orders, authorizations, registrations, approvals, and other instruments, the absence of which is not reasonably likely to have a Material Adverse Effect on QuaTech. QuaTech has not received any written governmental notices prior to the date hereof alleging any violation by it of any such laws, rules, regulations or orders that has not been cured as of the date hereof, other than such default or noncompliance that is not reasonably likely to have a Material Adverse Effect on QuaTech.  QuaTech is not in default or noncompliance under any (a) permits, consents or similar instruments, or (b) business and local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity, other than such default or noncompliance that is not reasonably likely to have a Material Adverse Effect on QuaTech.

3.7                                 Certain Agreements Affected by the Merger. Except as set forth in Section 3.7 of the QuaTech Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, consultant or employee of QuaTech, (ii) increase any benefits otherwise payable by QuaTech to any Person or result in the acceleration of the time of payment or vesting of any such benefits, or (iii) result in any other detriment or require any other payment under the terms, conditions or provisions of any note, bond, mortgage or indenture or require a payment in excess of $5,000 under the terms, conditions or provisions of any license, lease, contract, agreement or other instrument or obligation, in either case to which QuaTech or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound.

3.8                                 Litigation. Except as set forth in Section 3.8 of the QuaTech Disclosure Schedule, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of QuaTech, threatened since February 28, 2004, against QuaTech that, individually or in the aggregate, if adversely determined is reasonably likely to have a Material Adverse Effect on QuaTech or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. QuaTech is not party to or bound by any outstanding order, writ, injunction or decree that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on QuaTech or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby.

3.9                                 Registration Statement; Proxy Statement/ Prospectus. The information supplied by QuaTech for inclusion in the Registration Statement shall not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by QuaTech for inclusion in the Proxy Statement to be provided to the shareholders of DPAC in connection with the DPAC Shareholders Meeting shall not, on the date the Proxy Statement is first mailed to DPAC’s shareholders, at the time of the DPAC Shareholders Meeting or at the Effective Time, contain any statement that, at any such time, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not false or misleading.  The Registration Statement and the Proxy Statement shall be amended or supplemented as necessary to correct any statement in any earlier communication with respect to any offer of DPAC Common Stock or the solicitation of proxies for the DPAC Shareholders Meeting that has become false or misleading.  If at any time prior to the Effective Time any event or information should be discovered by QuaTech that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, QuaTech shall promptly inform DPAC. Notwithstanding the foregoing, QuaTech makes no representation, warranty or covenant with respect to any information supplied by or respecting DPAC or any of its subsidiaries (other than information supplied by QuaTech with respect to QuaTech) that is contained in any of the foregoing documents.

3.10                           Employee Benefit Plans.

(a)                                  Plans. Section 3.10(a) of the QuaTech Disclosure Schedule includes a complete list of all Plans sponsored or maintained by QuaTech or to which QuaTech contributes or is obligated to contribute (the “QuaTech Plans”) and all Employment Contracts between QuaTech and any current or former (to the extent obligations of QuaTech are outstanding) director, officer, employee or consultant thereof as to which there is any current or potential liability or obligation to QuaTech in excess of $5,000. QuaTech is not party to any oral Employment Contract that is not terminable at will. Except as disclosed in Section 3.10(a) of the QuaTech Disclosure Schedule, no oral Employment Contract requires payments by QuaTech in excess of $25,000 annually. Each of the QuaTech Plans may be amended or terminated at any time by action of the QuaTech Board of Directors, or a committee of such Board of Directors or duly authorized officer, in each case subject to the terms of the applicable QuaTech Plan and compliance with applicable laws and regulations. For all purposes of this Agreement, the term “QuaTech Plan” shall include any Predecessor QuaTech Plans (as defined herein). “Predecessor QuaTech Plan” shall mean any plan, program, policy, practice, arrangement or system as otherwise described in this Section 3.10(a) but that was maintained, contributed to or resulted in or may result in liability to any Predecessor QuaTech Employer (as defined herein) or any of QuaTech, its affiliates or subsidiaries or their respective ERISA Affiliates (the “QuaTech Companies”). “Predecessor QuaTech Employer” shall mean any employer, entity or business operation acquired by any of the QuaTech Companies in any type of acquisition (including, without limitation, a merger, stock acquisition or asset acquisition).

(b)                                 Documents. With respect to each QuaTech Plan, QuaTech has made available to DPAC a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any;

(iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; (vi) the most recent determination letter from the IRS, if any; and (vii) each Employment Contract.

(c)                                  Compliance. All QuaTech Plans are in compliance with all applicable provisions of ERISA, the Code and all laws and regulations applicable to such QuaTech Plans, except where the failure to so comply is not reasonably likely to have a Material Adverse Effect on QuaTech. With respect to each QuaTech Plan that is intended to be a Qualified Plan, either (i) the IRS has issued a favorable determination opinion, notification or advisory letter, a copy of which has been provided to QuaTech, or (ii) the remedial amendment period under applicable IRS pronouncements in which to apply for such letter and make any amendments that are necessary to obtain a favorable determination as to the qualified status of such Qualified Plan has not yet expired, such determination letters have not been revoked by the IRS, the scope of such determination letters are complete and do not exclude consideration of any of the requirements or matters referred to in Section 5 of Revenue Procedure 2003-6, nothing has occurred since the date of each such determination letter that could adversely affect the tax exempt status of such QuaTech Plan or the tax exempt status of any related trust, and any and all amendments to each QuaTech Plan not covered by an IRS determination letter do not adversely affect the qualified and tax exempt status of such plan. Any previously terminated QuaTech Plan intended to comply with Section 401(a) of the Code was terminated in material compliance with the requirements of ERISA and the Code, has received a favorable determination letter therefor, and the liabilities of such QuaTech Plan and the requirements of the PBGC were, to the extent applicable, fully satisfied.

(d)                                 Contributions. Except where such failure is not reasonably likely to have a Material Adverse Effect on QuaTech, all contributions required to be made by QuaTech or any of its subsidiaries to any QuaTech Plan under applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any QuaTech Plan, have been timely made or paid in full or, to the extent not required to be made or paid, have been fully reflected in the QuaTech Financial Statements to the extent required under generally accepted accounting principles.

(e)                                  Multi-Employer Plan Etc. No QuaTech Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no QuaTech Plan is a Multi-Employer Plan or a Multiple Employer Plan.

(f)                                    Liabilities. There does not now exist, nor, to the knowledge of QuaTech, do any circumstances exist that would reasonably be expected to result in, any liability to any QuaTech Company under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) Section 4975 of the Code or Section 502(i) of ERISA, (v) Section 502(1) of ERISA, (vi) the

continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, except for liability resulting from regular claims for benefits under any self-funded plan that do not individually exceed $5,000, or (vii) corresponding or similar provisions of foreign laws or regulations. Without limiting the generality of the foregoing, (i) neither of QuaTech nor any ERISA Affiliate of QuaTech has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA, (ii) no liability under Title IV or a violation of Section 302 of ERISA has been incurred by QuaTech or any of its subsidiaries that has not been satisfied in full, and QuaTech is not aware of any condition that exists that presents a material risk to QuaTech or any of its subsidiaries of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and for contributions due to a pension plan (for which a contribution has been paid through the end of 2000), (iii) no QuaTech Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each QuaTech Plan ended prior to the Effective Time and (iv) neither QuaTech nor any ERISA Affiliate of QuaTech has engaged in a transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I of Subtitle B of ERISA.

(g)                                 Claims.  There are no pending, or to the knowledge of QuaTech, no threatened or anticipated claims by or on behalf of any QuaTech Plan, by any employee or beneficiary covered under any such QuaTech Plan, or otherwise involving any such QuaTech Plan (other than routine claims for benefits).

(h)                                 COBRA etc.  With respect to each QuaTech Plan, QuaTech and its subsidiaries have complied (except to the extent that such failure to comply is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on QuaTech) with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations thereunder.

3.11                           Intellectual Property.

(a)                                  QuaTech Intellectual Property.  Section 3.11(a) of the QuaTech Disclosure Schedule sets forth an accurate and complete list of: (i) all registered Marks and pending applications for registration of any Marks anywhere in the world; (ii) all Patents and application for Patents anywhere in the world; (iii) all registered Copyrights and pending applications for registration of any Copyrights anywhere in the world; and (iv) all Software owned by QuaTech or any QuaTech Subsidiary that is material to the operation of its business as presently conducted (collectively, “QuaTech Owned Intellectual Property”). Except as set forth in Section 3.11(a) of the QuaTech Disclosure Schedule, QuaTech and its subsidiaries own all right, title, and interest in the QuaTech Owned Intellectual Property, and QuaTech and its subsidiaries have not granted to any Person an exclusive license to use any item of QuaTech Owned Intellectual Property nor has QuaTech granted any rights to create any derivative works based on the QuaTech Owned Intellectual Property. Except as set forth in Section 3.11(a) of the QuaTech Disclosure Schedule, QuaTech and its subsidiaries have not received any written notice or claim on or since January 1, 2000 challenging its right to use such QuaTech Owned Intellectual Property. To QuaTech’s or its subsidiaries’ knowledge, the QuaTech Owned Intellectual Property is valid and enforceable and there are no legal proceedings before the United States Patent and Trademark Office or otherwise challenging the validity or enforceability of any QuaTech Owned Intellectual Property.

(b)                                 Trade Secrets.  To their knowledge, QuaTech and its subsidiaries have taken reasonable precautions in accordance with standard industry practice to protect the secrecy, confidentiality and value of all material Trade Secrets of QuaTech or its subsidiaries (collectively, “QuaTech Owned Trade Secrets”), including obtaining agreements from all employees imposing confidentiality obligations (including post-employment confidentiality obligations) and assigning any trade secrets developed by said employees during the course and scope of their employment to QuaTech. QuaTech and its subsidiaries have the right to use the QuaTech Owned Trade Secrets that are material to the operation of their business as presently conducted in the manner in which such QuaTech Owned Trade Secrets are currently being used, and QuaTech and its subsidiaries have not received any written notice or claim since January 1, 2000 challenging its right to use such QuaTech Owned Trade Secrets.

(c)                                  Infringement. Except as set forth in Section 3.11(c) of the QuaTech Disclosure Schedule, neither QuaTech nor any of its subsidiaries is a party to any proceeding involving a claim of infringement, misappropriation or other wrongful use or exploitation of any other Person’s Intellectual Property Rights. To their knowledge, QuaTech and its subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of their obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to any of their Intellectual Property Rights. To their knowledge, QuaTech and its subsidiaries have not infringed any third party’s Intellectual Property Rights and no third party is infringing the QuaTech Owned Intellectual Property or QuaTech Owned Trade Secrets.

(d)                                 Confidentiality. QuaTech and its subsidiaries have taken reasonable steps to protect their Intellectual Property Rights, including, without limitation, requiring their employees, officers, directors and consultants to execute and deliver confidentiality, assignment of rights and non-disclosure agreements. To QuaTech’s knowledge, no employee of QuaTech or any of its subsidiaries is in violation of any material term (whether written or verbal) of any confidentiality or nondisclosure agreement.

3.12                           Contracts.  Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which QuaTech or any of its subsidiaries is a party or by which it or any of its properties or assets may be bound that involves (i) future payments of $5,000 or more or (ii) the termination of which is reasonably likely to have a Material Adverse Effect on QuaTech (the “QuaTech Material Contracts”) is in full force and effect and there are no defaults by QuaTech or any of its subsidiaries or, to QuaTech’s knowledge, any other party thereto under any QuaTech Material Contract.

3.13                           Absence of Certain Changes.  Except as set forth in Section 3.13 of the QuaTech Disclosure Schedule, since the QuaTech Balance Sheet Date, QuaTech and each of its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that as of the date hereof has resulted in, or is reasonably likely to result in, a Material Adverse Effect on QuaTech; (ii) any acquisition, sale or transfer of any asset with a fair market value of greater than $5,000 other than of inventory in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) or any revaluation of assets by QuaTech or any QuaTech Subsidiary; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to QuaTech’s shares, or any direct or indirect redemption, purchase or other acquisition of any of QuaTech’s shares of capital stock or other securities; (v) (a) the entry by QuaTech or any of its subsidiaries into any contract that involves future payments of $5,000 or more or (b) any amendment or termination of, or default under, any of the foregoing or any QuaTech Material Contract; (vi) any amendment or change to the QuaTech Articles of Incorporation or the QuaTech Code of Regulations or other charter documents of QuaTech or any of its subsidiaries; or (vii) any increase in or modification of the compensation or benefits payable or to become payable by QuaTech or any of its subsidiaries to any director or executive level employee, other than normal length of service adjustments in accordance with past practices. Neither QuaTech nor any of its subsidiaries has agreed since the QuaTech Balance Sheet Date to do any of the things described in the preceding clauses (i) through (vii) and neither QuaTech nor any of its subsidiaries is currently involved in any negotiations or discussions to do any of the things described in the preceding clauses (i) through (vii) other than as contemplated by this Agreement.

3.14                           Restrictions on Business Activities.  Except as set forth in Section 3.14 of the QuaTech Disclosure Schedule, there is no agreement, judgment, injunction, order or decree binding upon QuaTech or any of its subsidiaries, that in any case has or reasonably would be expected to have the effect of prohibiting or materially impairing any business practice of QuaTech or any of its subsidiaries, any acquisition of property by QuaTech or any of its subsidiaries or the conduct of business by QuaTech or any of its subsidiaries.

3.15                           Title to Property. QuaTech and each of its subsidiaries has good and valid title to its properties, interests in properties and assets, real and personal, used in its business and reflected in the QuaTech Interim Balance Sheet or acquired after the QuaTech Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the QuaTech Balance Sheet Date in the ordinary course of business), or in the case of leased properties and assets, valid leasehold interests in such property and assets, in every case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties, (iii) liens securing debts that are reflected on the QuaTech Interim Balance Sheet, and (iv) liens that in the aggregate are not reasonably likely to have a Material Adverse Effect on QuaTech. The respective property and equipment of QuaTech and each of its subsidiaries that is used in the operations of its business is in good operating condition and repair, normal wear and tear excepted. All properties used in the operation of QuaTech and each of its subsidiaries are reflected in the QuaTech Interim Balance Sheet to the extent generally accepted accounting principles require the same to be reflected. Section 3.15 of the QuaTech Disclosure Schedule identifies each parcel of real property owned or leased by QuaTech and its subsidiaries as of the date of this Agreement.

3.16                           Environmental Matters.  Except as disclosed in Section 3.16 of the QuaTech Disclosure Schedule, during the period that QuaTech or any of its subsidiaries has owned or leased its current or prior properties and facilities, (i) there have been no disposals, releases or threatened releases of Hazardous Materials on, from or under such properties or facilities by or on behalf of QuaTech or its subsidiaries or, to the knowledge of QuaTech, any other Person, in either case in violation of applicable laws, where such violation would be reasonably likely to result in a Material Adverse Effect on QuaTech and (ii) neither QuaTech nor any of its subsidiaries nor, to QuaTech ‘s knowledge, any other Person, has used, generated, manufactured or stored on, under or about such properties or facilities or transported to or from such properties or facilities any Hazardous Materials in a manner that would be reasonably likely to result in a Material Adverse Effect on QuaTech. Except as disclosed in Section 3.16 of the QuaTech Disclosure Schedule, neither QuaTech nor any of its subsidiaries has knowledge of any presence, disposals, releases or threatened releases of Hazardous Materials on, from or under any such properties or facilities, that may have occurred prior to the time when QuaTech or one of its subsidiaries took possession of any such properties or facilities and that would be reasonably likely to result in a Material Adverse Effect on QuaTech.

3.17                           Employee Matters.  Except as is not reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect on QuaTech, QuaTech and each of its subsidiaries is in compliance with all applicable laws and regulations respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice. QuaTech and each of its subsidiaries has withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees, and is not liable for any arrears of wages, except for arrears of wages less than $10,000 in the aggregate, or any taxes, except for taxes less than $5,000 in the aggregate, or any penalty for failure to comply with any of the foregoing, except for such penalties of less than $5,000 in the aggregate. QuaTech and its subsidiaries are not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), that in the aggregate exceed $5,000. There are no pending claims against QuaTech or any of its subsidiaries for any amounts under any workers compensation plan or policy or for long term disability that in the aggregate exceed $10,000. QuaTech does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are less than $5,000 in the aggregate. There are no controversies pending or, to the knowledge of QuaTech, controversies that have been threatened since January 1, 2002, between QuaTech and its subsidiaries on the one hand and any of their employees or former employees on the other hand, which controversies have resulted or would reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect on QuaTech. QuaTech and its subsidiaries are not a party to any collective bargaining agreement or other labor union contract and QuaTech is not aware of any activities or proceedings of any labor union to organize any such employees. To QuaTech’s knowledge, no employee of QuaTech or any subsidiary of QuaTech is in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by QuaTech or any of its subsidiaries because of the nature of the business conducted or presently proposed to be conducted by them or to the use of trade secrets or proprietary information of others.

3.18                           Interested Party Transactions.  Except as disclosed in Section 3.18 of the QuaTech Disclosure Schedule, neither QuaTech nor any of its subsidiaries is indebted to any director or officer (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to QuaTech or any subsidiary and there are no other transactions of the type that would after the Effective Time be required to be disclosed pursuant to Items 402 and 404 of Regulation S-K.

3.19                           Insurance.  Section 3.19 of the QuaTech Disclosure Schedule contains a complete list of all insurance policies and bonds to which either QuaTech or any of its subsidiaries is a party or which pertain to its assets. Except as set forth in Section 3.19 of the QuaTech Disclosure Schedule, there is no claim in excess of $5,000 pending under any such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and QuaTech and its subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. QuaTech has no knowledge of any threatened termination (other than by expiration) of, or premium increase in excess of $5,000 with respect to, any of such policies.

3.20                           Complete Copies of Materials. QuaTech has delivered or made available true and complete copies of each document listed on the QuaTech Disclosure Schedule and each other document that has been reasonably requested by DPAC or its counsel in connection with their legal and accounting review of QuaTech.

3.21                           Board Approval.  The Board of Directors of QuaTech has (a) approved this Agreement and the Merger and the other transactions contemplated hereby, (b) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the shareholders of QuaTech, and (c) resolved to recommend adoption of this Agreement to the shareholders of QuaTech.

3.22                           Brokers’ and Finders’ Fees.  Except for payment obligations to Western Reserve Partners LLC set forth in an engagement letter and fee letter, copies of which have been provided to DPAC, QuaTech has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders fees or agents commissions or investment bankers fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.23                           Shareholder Agreements.  The Shareholder Agreements referred to in Section 5.9 hereof have been executed and delivered by the Persons named in Recital D and constitute the valid and binding obligations of each such Person, enforceable against each such Person, in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditor’s rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of any court before which any proceeding may be brought).

3.24                           Tax Representations.

(a)                                  References in this Section 3.24 to QuaTech or any of its subsidiaries shall be deemed to include any predecessor to such Person or any other Person from which QuaTech or a subsidiary incurs a liability for Taxes as a result of transferee liability.

(b)                                 QuaTech and each of its subsidiaries has duly filed (and prior to the Closing Date will duly file), on a timely basis taking into account extensions, all material Tax Returns that were due, or will be due, prior to the Closing Date. Such returns, reports, statements or estimates have been or shall have been  prepared in accordance with applicable laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates were due, or will be due, prior to the

Closing Date. No material adjustments relating to such returns have been proposed formally or informally by any taxing authority and, to the knowledge of QuaTech, no basis exists for any material adjustment. All Taxes shown as due and payable for the periods covered by such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any material Taxes due and payable.

(c)                                  The QuaTech Balance Sheets reflect adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by QuaTech and its subsidiaries but not yet paid for all Tax periods and portions thereof through the QuaTech Balance Sheet Date. The QuaTech Year End Balance Sheets reflect adequate reserves in accordance with generally accepted accounting principles (without regard to any amounts reserved for deferred Taxes) for all liabilities for Taxes accrued by QuaTech, and the QuaTech Subsidiaries but not yet paid for all Tax periods and portions thereof through December 31, 2004. Since the QuaTech Balance Sheet Date, neither QuaTech, nor any QuaTech Subsidiary, has incurred any liability for Taxes other than in the ordinary course of business.

(d)                                 QuaTech and each of its subsidiaries has withheld all required amounts from its employees, agents, contractors, nonresidents, creditors, shareholders and third parties and remitted such amounts to the proper authorities; paid all employer contributions and premiums; and filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code, or any prior provision of the Code and other applicable Laws, except to the extent that any failure to do so is not reasonably likely to have a Material Adverse Effect on QuaTech.

(e)                                  Neither QuaTech nor any of its subsidiaries has a permanent establishment in any foreign country except as shown on Section 3.24(e) of the QuaTech Disclosure Schedule.

(f)                                    There are no claims or investigations by the IRS or any other tax authority pending or, to the knowledge of QuaTech, threatened against QuaTech or any of its subsidiaries for any past due Taxes in excess of $5,000 individually or in the aggregate, and QuaTech has no reason to expect any taxing authority to assess any material additional taxes for any period for which tax returns were filed; there has been no waiver (that is currently in effect) granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax of QuaTech or any of its subsidiaries for which such Person could be liable under any provision of federal, state, local, or foreign law. No closing agreement (as defined in section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to QuaTech or any of its subsidiaries.

(g)                                 There are no liens or encumbrances for any Tax that is due and payable prior to the Closing Date upon any asset of QuaTech or any of its subsidiaries (except for liens and encumbrances for taxes not yet due).

(h)                                 No power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could materially adversely affect QuaTech or any of its subsidiaries.

(i)                                     Neither QuaTech nor any of its subsidiaries has any item of income, gain, loss or deduction reportable in a taxable period ending after the date hereof but (i) attributable to a transaction that occurred in a taxable period or portion thereof ending on or before the date hereof and (ii) recognized for federal income tax purposes at the time of the transaction.

(j)                                     Except as set forth on Section 3.24(j) of the QuaTech Disclosure Schedule, neither QuaTech nor any of its subsidiaries has been included in nor is includible in any consolidated, combined or unitary Tax Return with any entity.

(k)                                  Neither QuaTech nor any of its subsidiaries is a party to or is bound by, and neither QuaTech nor any of its subsidiaries has any obligation under, any Tax sharing, Tax indemnity or similar agreement.

(l)                                     Neither QuaTech nor any of its subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(m)                               To the knowledge of QuaTech, there are no proposed reassessments of any property owned by QuaTech or any of its subsidiaries or other proposals that could increase the amount of any Tax to which QuaTech or any of its subsidiaries would be subject.

(n)                                 Neither QuaTech nor any of its subsidiaries has filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of any asset owned by QuaTech or any of its subsidiaries.

(o)                                 Neither QuaTech nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

3.25                           Certain QuaTech Security Holders. The holders of the QuaTech Warrant and the holders of the QuaTech Preferred Stock have each agreed to the provisions of this Agreement and particularly the provisions of Section 1.6(e) and 1.6(b), respectively, and have acknowledged that such holders, or permitted successors or assigns, upon the Effective Time, shall hold DPAC Common Stock with no additional rights or privileges other than those set forth in the Shareholder Agreements.  All of the agreements of QuaTech with such holders of QuaTech securities conform in all respects to the copies most recently provided to DPAC.

3.26                           Representations Complete. None of the representations or warranties made by QuaTech herein or in any Schedule hereto, including the QuaTech Disclosure Schedule, or in any certificate furnished by QuaTech pursuant to this Agreement, or in the QuaTech Financial Statements, when all such documents are read together in their entirety, contains or will contain at the Effective Time any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE IV.

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                                 Conduct of Business of QuaTech and DPAC.

(a)                                  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of QuaTech and DPAC agrees that (except to the extent expressly contemplated by this Agreement or as consented to in writing by the other, or as set forth in Section 4.1 of the DPAC Disclosure Schedule or the QuaTech Disclosure Schedule, as applicable), it will, and will cause its respective subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due subject to good faith disputes over such debts or Taxes and to file tax returns (including delinquent tax returns), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, use commercially reasonable efforts consistent with past practice to keep available the services of its present officers and key employees and use commercially reasonable efforts consistent with past practice to preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it or its subsidiaries, to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Each of party agrees to promptly notify the other party of any event or occurrence known to the party that has had or reasonably would be likely to have a Material Adverse Effect on any party to this Agreement or on any transaction contemplated by this Agreement.

(b)                                 During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated in this Agreement (including the DPAC Disclosure Schedule and the QuaTech Disclosure Schedule), neither DPAC nor QuaTech shall do, cause or permit itself or any of its subsidiaries to do any of the following, without the prior written consent of the other:

(i)                                     Charter Documents.  Cause or permit any amendments to its articles of incorporation, bylaws or code of regulations, as the case may be;

(ii)                                  Dividends; Changes in Capital Stock.  Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements, providing for the repurchase of shares in connection with any termination of service to QuaTech or DPAC, as the case may be (all of which agreements shall be specifically identified in the QuaTech Disclosure Schedule or the DPAC Disclosure Schedule, as applicable);

(iii)                               Stock Option Plans.  Grant any additional stock options or take any action to accelerate, amend or change the period of exercisability or vesting of options or other rights granted under any option plan, the exercise price of such options or authorize cash payments in exchange for any options or other rights granted under any of such plans;

(iv)                              Modification to Contracts.  Except as specifically permitted in this Section 4.1, (a) enter into any contract or commitment, or violate, amend or otherwise modify or waive any of the terms of any contract, other than in the ordinary course of business consistent with past practice, and in no event shall such contract, commitment, amendment, modification or waiver (other than those relating to sales of products or purchases of inventory and supplies in the ordinary course) obligate QuaTech or DPAC to pay amounts in cash or property in excess of $5,000, individually, or $25,000 in the aggregate or (b) enter into any contract or commitment relating to, or violate, amend or otherwise modify or waive any of its employment agreements, option agreements or any other compensatory arrangements even if such action would otherwise be in the ordinary course of business;

(v)                                 Issuance of Securities.  Issue, deliver, sell, authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(vi)                              Intellectual Property.  Transfer to any Person or entity any rights to its Intellectual Property;

(vii)                           Exclusive Rights.  Enter into or amend any agreements pursuant to which any other party is granted any exclusive marketing or other exclusive rights of any type or scope with respect to any of the products or technology of QuaTech or DPAC, as applicable;

(viii)                        Dispositions.  Sell, lease, license or otherwise dispose of or encumber any of its properties or assets with a fair market value individually in excess of $5,000 or in the aggregate in excess of $25,000, except in the ordinary course of business consistent with past practice;

(ix)                                Indebtedness.  Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others except for borrowings under existing lines of credit;

(x)                                   Leases.  Enter into any operating lease providing for monthly payments in excess of $5,000 or having a term longer than twelve months;

(xi)                                Payment of Obligations.  Pay, discharge or satisfy in an amount in excess of $5,000 in any one case, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (a) the payment, discharge or satisfaction of liabilities reflected or reserved against in the DPAC Financial Statements or the QuaTech Financial Statements, and (b) the payment of fees and expenses of third parties in connection with the transactions contemplated by this Agreement;

(xii)                             Capital Expenditures.  Make any capital expenditures, capital additions or capital improvements, or enter into any capital leases, except in the ordinary course of business and in no event shall such expenditures, additions, improvements or leases in the aggregate be in excess of $5,000;

(xiii)                          Insurance.  Reduce the amount of any insurance coverage

provided by existing insurance policies;

(xiv)                         Termination or Waiver.  Terminate or waive any right the value of which exceeds $5,000 individually or $25,000 in the aggregate;

(xv)                            Employee Benefit Plans; New Hires; Pay Increases.  Except as required by applicable law or as would not increase the cost of benefits, adopt or amend any employee benefit or stock purchase or option plan; hire any new director level employee, officer level employee, non-director employee or non-officer employee, except solely to replace non-director or non-officer employees that either leave or are terminated after the date of this Agreement; pay any special bonus or special remuneration to any employee or director, except for payments previously committed to in writing, which anticipated payments are disclosed on Section 4.1(b)(xv) of either the QuaTech Disclosure Schedule or the DPAC Disclosure Schedule, as applicable; or increase the salaries or wage rates of its employees;

(xvi)                         Severance Arrangements.  Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee except payments previously committed in writing made pursuant to QuaTech Plans, DPAC Plans or Employment Contracts;

(xvii)                      Lawsuits.  Commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where a party in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business, provided that it consults with the other party prior to the filing of such a suit, or (iii) for a breach of this Agreement;

(xviii)                   Acquisitions.  Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to its business, or acquire or agree to acquire any equity securities of any corporation, partnership, association or business organization;

(xix)                           Revaluation.  Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

(xx)                              Other.  Take any action that would result in any of its representations or warranties contained in this Agreement, as if made again immediately after such action, being or becoming untrue or incorrect, or take any action preventing it from performing or causing it not to perform any of its covenants hereunder, or agree in writing or otherwise to take any of the actions described in Sections 4.1(b).

4.2                                 No Solicitation. Each of DPAC and QuaTech, each a “Non-Soliciting Party,” shall not, and shall direct its officers, directors, employees, representatives or other agents not to, do any of the following: (i) take any action to solicit, initiate or encourage an offer or proposal (a “Takeover Proposal”) for (a) a merger or other business combination involving a Non-Soliciting Party or the acquisition, in one or more transactions, of 20% or more of the assets of a Non-Soliciting Party, other than the Merger, or (b) the acquisition by any Person or Persons, directly or indirectly, of shares of capital stock of a Non-Soliciting Party, or (ii) subject to the terms of the immediately following sentence, engage in negotiations with, or disclose any nonpublic information relating to a Non-Soliciting Party to, or afford access to the properties, books or records of a Non-Soliciting Party to, any Person that has advised a Non-Soliciting Party that it may be considering making, has made or could reasonably be expected to make a Takeover Proposal; provided that nothing herein shall prohibit a Non-Soliciting Party’s Board of Directors from taking and disclosing to such Non-Soliciting Party’s shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act. Notwithstanding the immediately preceding sentence, if an unsolicited Takeover Proposal shall be received by the Board of Directors of a Non-Soliciting Party, then, to the extent the Board of Directors of such Non-Soliciting Party believes in good faith that such unsolicited Takeover Proposal (x) if accepted, is reasonably likely to be consummated and (y) if consummated, would (based upon written advice from its financial advisor) result in a transaction materially more favorable to its shareholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Takeover Proposal being referred to in this Agreement as a “Superior Proposal”) and the Board of Directors of such Non-Soliciting Party determines in good faith after receipt of a written opinion from outside legal counsel that failure to provide information or engage in negotiations would be reasonably likely to violate the Non-Soliciting Party’s Board of Directors’ fiduciary duties to its shareholders under applicable laws, then such Non-Soliciting Party and its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants and other representatives retained by it may furnish in connection therewith information to the party making such Superior Proposal and engage in negotiations with such party, and such actions shall not be considered a breach of this Section 4.2 or any other provisions of this Agreement, if an only if, in each such event independently, the Non-Soliciting Party in receipt of the Superior Proposal (i) notifies the other Non-Soliciting Party of such determination by its Board of Directors and provide the other Non-Soliciting Party with a copy of the outside legal opinion that failure to provide information or engage in regulations would be reasonably likely to violate the Non-Soliciting Party’s Board of Directors fiduciary duties, (ii) provides the other Non-Soliciting Party with a true and complete copy of the Superior Proposal received from such third party, (iii) provides (or has provided) the other Non-Soliciting Party with all documents containing or referring to non-public information that are supplied to such third party, (iv) provides such non-public information to the third party only pursuant to a non-disclosure agreement at least as restrictive on such third party as the Confidentiality Agreement (as defined in Section 5.5), (v) shall not, and shall not permit any of its officers, directors, employees or other representatives to agree to, or to endorse, any Takeover Proposal or withdraw its recommendation of the Merger, unless such Non-Soliciting Party has terminated this Agreement pursuant to Section 7.1(f) or (h) and has paid the other Non-Soliciting Party all amounts payable pursuant to Section 7.3(b) or (c), and (vi) during the period referenced in Section 7.1(f) and (h) (which shall in no event be shorter than five business days), such Non-Soliciting Party, if requested by the other Non-Soliciting Party, as applicable, shall negotiate in good faith with the other Non-Soliciting Party to make adjustments to the terms and conditions of this Agreement, if any, as would enable the Board of Directors of the Non-Soliciting Party to recommend this Agreement on such adjusted terms. A Non-Soliciting Party will promptly notify (and in no event later than 24 hours after receipt thereof) the other Non-Soliciting Party after receipt of any Takeover Proposal or any notice that any Person is considering making a Takeover Proposal or any request for non-public information relating to such Non-Soliciting Party or for access to the properties, books or records of such Non-Soliciting Party by any Person that has advised such Non-Soliciting Party that it may be considering making, or that has made, a Takeover Proposal and will keep the other Non-Soliciting Party fully informed of the status and details of any such Takeover Proposal notice, and shall provide the other Non-Soliciting Party with a true and complete copy of such Takeover Proposal notice or any amendment thereto, if it is in writing, or a complete written summary thereof, if and to the extent it is not in writing.

4.3                                 New Securities. Prior to the Effective Time, DPAC shall take all actions necessary and appropriate to enter into an agreement to issue and sell, and shall have so agreed prior to the Effective Time, with an unconditional obligation to close, except in the event of Acts of God or Material Adverse Change, effective either as of immediately before or immediately after the Effective Time, not less than $4,000,000 and up to $5,000,000 (measured in net proceeds received and retained by the issuer, after all discounts or commissions), in DPAC Common Stock or other securities convertible into or exchangeable for DPAC Common Stock (such securities being referred to herein as the “New Securities”) on terms reasonably satisfactory to each of DPAC and QuaTech.  DPAC and the holders of the DPAC Warrants shall take all actions necessary to adjust the exercise price of the amount then remaining outstanding of DPAC Warrants (the “DPAC Adjusted Warrants”), all as described on Section 2.2 of the DPAC Disclosure Schedule.  DPAC will take actions it reasonably deems necessary and appropriate for its complete compliance with all applicable federal, state and foreign securities laws and regulations with respect to the offer and sale of New Securities and shall provide QuaTech with copies of all offering materials and any filings with any Governmental Authority with respect to any such offer and sale.

4.4                                 Nasdaq Listing.  From and after the date hereof through the Effective Time, DPAC will take all actions it reasonably deems necessary and appropriate for continual qualification for listing of the DPAC Common Stock on the Nasdaq Small Cap Market.

ARTICLE V.

ADDITIONAL AGREEMENTS; REPRESENTATIONS

5.1                                 Proxy Statement/ Prospectus; Registration Statement.  As promptly as practicable after the execution of this Agreement, (a) DPAC shall prepare and file with the SEC the Proxy Statement relating to the approval of the Merger and this Agreement and the transactions contemplated hereby, by the shareholders of DPAC, in form and substance reasonably acceptable to QuaTech, and (b) DPAC shall prepare and file with the SEC the Registration Statement (which shall incorporate the Proxy Statement as a prospectus), in form and substance reasonably acceptable to QuaTech, in each case which complies in form with applicable SEC requirements and shall use all reasonable efforts to cause the Registration Statement to become effective as soon thereafter as practicable. DPAC pay the SEC filing fee, and the printing and mailing expenses, for the Registration Statement and the Proxy Statement, and QuaTech shall pay its own mailing and delivery expenses. Each of QuaTech and DPAC shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement and the Registration Statement. DPAC and QuaTech will notify each other promptly of the receipt of any comments from the SEC or its staff or of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information and will supply each other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement, the Registration Statement or any other filing with the SEC. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any other filing, DPAC and QuaTech shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of DPAC and QuaTech, such amendment or supplement; provided, however, that prior to such filing or mailing, QuaTech and DPAC shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments thereon.

5.2                                 Consent of DPAC Shareholders.  DPAC shall promptly after the date hereof take all action necessary in accordance with federal and California Law and its Articles of Incorporation and bylaws to use commercially reasonable efforts to solicit from shareholders of DPAC consents in favor of the approval of the issuance of shares in the Merger and the transactions contemplated thereby, including, without limitation, the issuance of the Merger Consideration, the issuance of shares contemplated to be issued in Section 4.3, and the Reverse Split.  DPAC shall take all other action necessary or advisable to secure any other vote or consent of DPAC shareholders required to effect the Merger and the other matters to be approved and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of the foregoing, the Agreement and the Merger and the other matters to be approved. Such recommendation shall not be modified or withdrawn unless the DPAC Board of Directors concludes reasonably and in good faith that its fiduciary duties require such action or QuaTech materially breaches this Agreement.

5.3                                 Meeting of QuaTech Shareholders.  QuaTech shall promptly after the date hereof take all action necessary in accordance with Ohio Law and its articles of incorporation and bylaws to convene the QuaTech Shareholders Meeting within 15 days of the Registration Statement being declared effective by the SEC for the purpose of voting upon the approval of the Merger and the transactions contemplated thereby. QuaTech shall consult with DPAC regarding the date of the QuaTech Shareholders Meeting and use all reasonable efforts and shall not postpone or adjourn (other than for the absence of a quorum) the QuaTech Shareholders Meeting without the consent of DPAC. Subject to Sections 4.2 and 5.1, QuaTech shall use commercially reasonable efforts to solicit from shareholders of QuaTech proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of shareholders required to effect the Merger and shall, through its Board of Directors, recommend to its shareholders the approval and adoption of this Agreement and the Merger, and the transactions contemplated hereby and thereby. Such recommendation shall not be modified or withdrawn unless the QuaTech Board of Directors concludes reasonably and in good faith that its fiduciary duties require such action or DPAC materially breaches this Agreement.

5.4                                 Access to Information.

(a)                                  Access.  Each party shall afford the other party and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of such party’s and its subsidiaries’ properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of such party and its subsidiaries as the other party may reasonably request. Each party agrees to provide to the other party and its accountants, counsel and other representatives copies of internal financial statements promptly upon request. Notwithstanding the foregoing, neither QuaTech nor DPAC shall be required to provide access to or disclose information where such access or disclosure would contravene any applicable law, rule, regulation, order or decree or would, with respect to any pending matter, result in a waiver of the attorney-client privilege or the protection afforded attorney work-product.

(b)                                 Ongoing Operations.  Subject to compliance with applicable law, from the date hereof until the Effective Time, each of DPAC and QuaTech shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

(c)                                  No Modification.  No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

5.5                                 Confidentiality.  The parties acknowledge that each of DPAC and QuaTech have previously executed a mutual confidential disclosure agreement effective as of September 15, 2004 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided, however, that the Confidentiality Agreement shall not be binding on DPAC or its subsidiaries (including the Surviving Corporation) or other affiliates after the Effective Time.  The appropriate use of such information by the parties, and the purposes and intentions of the parties under the Confidentiality Agreement, shall be deemed to include accomplishing each of the conditions and performing each of the promises in this Agreement.  For avoidance of doubt, each party and its representatives and agents are permitted, for any purpose contemplated in this Agreement, to provide Persons (a) any information about the parties to the extent theretofore known publicly or made public by either of the parties, or (b) any confidential information, including but not limited to financial information, about either party to the extent made pursuant and subject to a confidentiality agreement with the recipient Person.

5.6                                 Public Disclosure.  Unless otherwise permitted by this Agreement, DPAC and QuaTech shall consult with each other before issuing any press release or otherwise making any widely disseminated public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law or by obligations pursuant to any listing agreement with the NASD.  For avoidance of doubt, each party and its representatives and agents are permitted, for any purpose contemplated in this Agreement, to provide Persons (a) any information about the parties to the extent theretofore known publicly or made public by either of the parties, or (b) any confidential information, including but not limited to financial information, about either party to the extent made pursuant and subject to a confidentiality agreement with the recipient Person.

5.7                                 Consents; Cooperation. Each of DPAC and QuaTech shall promptly apply for or otherwise seek, and use commercially reasonable efforts to obtain, all consents, waivers and approvals required to be obtained by it, including those under any contracts, for the consummation of the Merger, including those listed on Section 5.7 of the QuaTech and DPAC Disclosure Schedules.  The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another.

5.8                                 Merger Filings.  On the Closing Date, Merger Sub and QuaTech shall cause their duly authorized officers to prepare, execute and acknowledge the Certificate of Merger and cause such documents to be duly filed with the Secretary of State of the State of Ohio.

5.9                                 Shareholder Agreements.  QuaTech shall use its commercially reasonable efforts to cause each Person named in Recital D who has not already executed a Shareholder Agreement to execute and deliver to DPAC a Shareholder Agreement concurrently with the execution of this Agreement and keep each such Shareholder Agreement in full force and effect.

5.10                           Legal Requirements.  Subject to Section 5.7 hereof, each of DPAC, Merger Sub and QuaTech will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other Person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

5.11                           Blue Sky Laws.  DPAC shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions that are applicable to the issuance of the DPAC Common Stock in connection with the Merger. QuaTech shall use commercially reasonable efforts to assist DPAC as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance pursuant to this Agreement of DPAC Common Stock in connection with the Merger.

5.12                           Assumed Options.  At the Effective Time, all QuaTech Options shall be assumed by DPAC.  Within ten days after the Effective Time, DPAC will issue to each Person who, immediately prior to the Effective Time, was a holder of a QuaTech Option a document evidencing the foregoing assumption of such option by DPAC.  Prior to the Effective Time, QuaTech will deliver to DPAC a true and complete list of all holders of outstanding options pursuant to the QuaTech Option Plans, including the number of shares of QuaTech Common Stock subject to each such option, the exercise and vesting schedule (including that related to any change of control, including a description of any changes to that schedule required as of the Effective Time), the exercise price per share, the date such option was issued, the term of each such option and the option plan pursuant to which such option was issued, which list shall be updated by QuaTech at and as of the Effective Time.

5.13                           Form S-8.  DPAC shall file with the SEC a registration statement on Form S-8 covering the shares of DPAC Common Stock issuable pursuant to the exercise of the QuaTech Options assumed by DPAC as contemplated by Section 1.6(d).  DPAC shall use its commercially reasonable efforts to cause such Form S-8 registration statement to be filed and become effective on or before the date that is five business days after the Closing Date and to remain effective until the exercise or expiration of all such QuaTech

Options.  QuaTech shall cooperate with and assist DPAC in the preparation of such registration statement.

5.14                           Listing of Shares.

(a)                                  As promptly as practicable after the date hereof, DPAC shall submit to the Nasdaq Stock Market a listing application with respect to all shares of DPAC Common Stock to become outstanding as of the Effective Time, which shall include, without limitation (i) the shares of DPAC Common Stock constituting the Merger Consideration, (ii) the shares of DPAC Common Stock issued or issuable as contemplated by Section 4.3, and (iii) the shares of DPAC Common Stock that shall have been issued in the Reverse Split.

(b)                                 If for any reason, despite the actions of DPAC contemplated by Section 4.4, the DPAC Common Stock is de-listed from the Nasdaq Small Cap Market before or as of the Effective Time, the parties, either before of after the Effective Time, will take reasonable best efforts to list the DPAC Common Stock on the Nasdaq Small Cap Market.

5.15                           Reconstitution of the DPAC Board.  On or prior to the Closing Date, DPAC shall take, or shall have caused to be taken, all action necessary to cause the number of directors to be (7) and that the following persons (collectively the “DPAC Reconstituted Board”) be elected as directors of DPAC immediately following the Effective Time: William Roberts, Steven D. Runkel, Creighton K. Early, Samuel W. Tishler and three (3) other individuals (“Other Directors”) to be mutually agreed upon prior to the Effective Date by QuaTech and DPAC.  The parties intend to amend this Agreement by identifying the Other Directors once agreed upon, and DPAC agrees to file such amendment in a timely fashion with the SEC on Form 8-K.

5.16                           Directors and Officers Liability Insurance.

(a)                                  Insurance.  DPAC will provide the cost of a standard reporting period extension, for two years after the Effective Time, under existing policies of officers’ and directors’ liability insurance (“D&O Insurance”), if and to the extent available, in respect of acts or omissions occurring on or prior to the Effective Time covering each officer and director of DPAC currently covered by DPAC’s officers’ and directors’ liability insurance policy and each officer and director of QuaTech currently covered by QuaTech’s officers’ and directors’ liability insurance policy. DPAC will provide D&O Insurance in respect of acts or omissions occurring after the Effective Time covering (i) the designees to DPAC’s Board of Directors and the Surviving Corporation’s Board of Directors as contemplated by Section 5.15 hereof in the same manner heretofore provided to directors of DPAC and (ii) any officer of QuaTech that becomes an officer of DPAC or the Surviving Corporation in the same manner heretofore provided to all officers of DPAC.

(b)                                 Survival of Existing Indemnification Obligations.  DPAC and the Surviving Corporation agree that the indemnification obligations set forth in the Articles of Incorporation and bylaws of DPAC and Merger Sub shall survive the Merger (and, prior to the Effective Time, DPAC shall cause the articles of incorporation and code of regulations of the Merger Sub to reflect any provisions as assure indemnification from the Articles of Incorporation and code of regulations of QuaTech) and shall not be amended, repealed or otherwise modified for a period of at least six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of QuaTech or DPAC or who served at the request of QuaTech or DPAC as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by applicable law and (ii) any indemnification or other agreements of QuaTech or DPAC as in effect on the date of this Agreement shall be assumed by DPAC or the Surviving Corporation, as the case may be, in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their respective terms.

(c)                                  Covenant to Bind Successors.  In the event DPAC or the Surviving Corporation (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.16.

5.17                           Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not knowingly take any actions or cause any actions to be taken that could reasonably be expected to prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

5.18                           Employee Benefit Matters.  With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by DPAC or any DPAC Subsidiary (the “DPAC Benefit Plans”) in which any director, officer or employee of QuaTech or any QuaTech Subsidiary (the “QuaTech Employees”) will participate effective as of the Effective Time, DPAC shall, or shall cause the Surviving Corporation to, recognize all service of the QuaTech Employees with QuaTech or a QuaTech Subsidiary, as the case may be, for purposes of eligibility and vesting, but not for purposes of benefit accrual, in any DPAC Benefit Plan in which such QuaTech Employees may be eligible to participate after the Effective Time. Prior to the Effective Time: (i) the Board of Directors of DPAC, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of shares of

DPAC Common Stock or options to acquire shares of DPAC Common Stock pursuant to this Agreement and the Merger by any officer or director of QuaTech who may become a covered person of DPAC for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) shall be an exempt transaction for purposes of Section 16; and (ii) the Board of Directors of QuaTech, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition of shares of QuaTech Common Stock or QuaTech Options pursuant to this Agreement and the Merger by any officer or director of QuaTech who is a covered person of QuaTech for purposes of Section 16 shall be an exempt transaction for purposes of Section 16.

5.19                           Financial Statements.  On or prior to the date the Registration Statement is first filed with the SEC, DPAC shall obtain from QuaTech its financial information audited as of December 31, 2004 and unaudited for the interim period ended March 31, 2005, and for any additional interim period that shall have elapsed before the Effective Time if the financial statements as of which would be required to be included in the Registration Statement, and deliver to QuaTech a draft copy of the pro forma combined consolidated balance sheets of DPAC and QuaTech at February 28, 2005 and the related pro forma combined consolidated statements of income, shareholders’ equity and cash flows for the three years then ended (the “Pro Forma Combined Consolidated Financials”), as well as a copy of the Audited Consolidated Financial Statements of DPAC at the date and for the period mentioned above, or such subsequent interim periods as may be required to be included in the Registration Statement, promptly as and when available.

ARTICLE VI.

CONDITIONS TO THE MERGER

6.1                                 Conditions to Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)                                  Shareholder Approval.  This Agreement and the Merger, the issuance of New Securities, the Reverse Split, and all the other transactions contemplated by this Agreement shall have been, to the extent required as applicable to each party, approved and adopted by the requisite vote of the shareholders of QuaTech and Merger Sub under Ohio Law and the shareholders of DPAC under California law, and as may be required by such Person’s articles of incorporation and bylaws or code of regulations.

(b)                                 Registration Statement Effective.  The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Proxy Statement, shall have been initiated or threatened by the SEC and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

(c)                                  No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal or invalid.

(d)                                 Governmental Approval.  DPAC, QuaTech and Merger Sub and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, including as may be required under the Securities Act or state Blue Sky laws.

(e)                                  Minimum Cash Balance.  Immediately prior to Closing, DPAC and QuaTech shall have, on a combined basis, an unrestricted cash balance of at least $400,000.00, a revolving line of credit balance of no more than $600,000.00, and a working capital balance of at least $1,500,000.00. For the purpose of this Section 6.1(e), “working capital balance” shall mean Current Assets minus Current Liabilities, excluding unrestricted cash balance, revolving line of credit balance, accrued restructuring costs, and any current liability related to the Subordinated Term Promissory Note dated July 29, 2000 made by QuaTech in favor of The HillStreet Fund, L.P. (the “QuaTech Note”).

(f)                                    Minimum Credit Facility.  At the Effective Time, each of DPAC and QuaTech shall have repaid in full and discharged all of its respective indebtedness for borrowed money owed to a bank or similar institution (excluding all equipment lease obligations), whether or not otherwise then due and payable, and together DPAC and QuaTech shall have obtained, at the Effective Time, a senior asset-based credit facility of at least two million dollars ($2,000,000).

(g)                                 Calculation of Exchange Rates.  The Common Exchange Rate and the Preferred Exchange Rate shall have been calculated as described in Sections 1.6(a) and 1.6(b) taking into account the issuances of securities (other than the New Securities) occurring prior to the Effective Time, including but not limited to the Reverse Split.

(h)                                 QuaTech Warrant.  (i) QuaTech, The HillStreet Fund, L.P.

(“HillStreet”), and Development Capital Ventures, LP (“DCC”) shall have, on or prior to May 31, 2005, entered into an agreement pursuant to which HillStreet agrees to sell the QuaTech Warrant (the “QuaTech Warrant Transfer”) to DCC, or its affiliates or other affiliates of QuaTech, with such QuaTech Warrant Transfer being conditioned on the simultaneous repayment of the QuaTech Note (in principal amount together with all accrued and unpaid interest thereon); (ii) such agreement shall, when entered into and to the Effective Time, be binding and enforceable obligations of the parties thereto; and (iii) such QuaTech Warrant Transfer shall have been consummated immediately prior to the Effective Time of the Merger.

(i)                                     Timely Filing.  DPAC shall have filed with the SEC, in a timely manner or in a manner deemed timely under SEC Rule 12b-25, DPAC’s Annual Report on Form 10-K for the annual period ended February 28, 2005.

(j)                                     DPAC Reconstituted Board.  On or prior to May 31, 2005, the parties shall have selected the Other Directors as contemplated by Section 5.15.

6.2                                 Additional Conditions to Obligations of QuaTech. The obligations of QuaTech to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by QuaTech:

(a)                                  Representations, Warranties and Covenants. (i) The representations and warranties of DPAC in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on DPAC and (B) for those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) DPAC shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) QuaTech shall have been provided with a certificate executed on behalf of DPAC by its President certifying that the conditions set forth in this Section 6.2(a) have been fulfilled.

(b)                                 No Material Adverse Change.  There shall not have occurred since the date of this Agreement any change that constitutes a Material Adverse Effect on DPAC, determined without regard to whether such change constitutes a breach of a representation or warranty.

(c)                                  Employment Agreement.  DPAC shall have executed and delivered an Employment Agreement with Steven D. Runkel effective as of the Effective Time and substantially in the form attached hereto as Exhibit D and with Creighton K. Early effective as of the Effective Time and substantially in the form attached hereto as Exhibit E.

(d)                                 Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision limiting or restricting DPAC’s conduct or operation of the business of QuaTech following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(e)                                  Tax Treatment.  In QuaTech’s reasonable, good faith belief, the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  Such belief may be conditioned upon the receipt by QuaTech of customary representation letters to be delivered as of the Effective Time by each of QuaTech, DPAC, and Merger Sub in form and substance reasonably satisfactory to QuaTech and its legal counsel.

(f)                                    New Securities.  The New Securities shall have been issued and DPAC shall have received and retained an amount of net proceeds as required in Section 4.3.

(g)                                 Post-Merger Board Composition.  Effective as of the Effective Time, the Board of Directors of DPAC shall be reconstituted such that the DPAC Reconstituted Board shall comprise the Board of DPAC, and DPAC shall establish compensation, nomination and audit committees comprised of the individuals named above, or other persons reasonably acceptable to DPAC and QuaTech if any such individual becomes unavailable to serve and each committee’s composition shall comply with all Nasdaq and SEC rules and regulations.

(h)                                 Third Party Consents.  QuaTech shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth on Section 5.7 of the DPAC Disclosure Schedule.

(i)                                     Pro Forma Combined Consolidated Financials.  DPAC shall have obtained financial information from QuaTech, and DPAC shall have furnished to QuaTech the Pro Forma Combined Consolidated Financials, as provided in Section 5.19.

6.3                                 Additional Conditions to the Obligations of DPAC and Merger Sub.  The obligations of DPAC and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by DPAC:

(a)                                  Representations, Warranties and Covenants. (i) The representations and warranties of QuaTech in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made on and as of such time, except (A) for such failures to be true and correct that do not in the aggregate constitute a Material Adverse Effect on QuaTech and (B) for those representations and warranties that address matters only as of a specified date, in which case such representations and warranties shall have been true and correct as of such specified date, subject to the qualifications set forth in the preceding clause (A) as of such specified date (it being understood that, for purposes of determining the accuracy of such representations and warranties in connection with this clause (i), all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded), (ii) QuaTech shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time and (iii) DPAC shall have been provided with a certificate executed on behalf of QuaTech by its President and Chief Financial Officer certifying that the conditions set forth in this Section 6.3(a) have been fulfilled.

(b)                                 Third Party Consents.  DPAC shall have been furnished with evidence satisfactory to it of the consent or approval of those Persons set forth in Section 5.7 of the QuaTech Disclosure Schedules.

(c)                                  Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting DPAC’s conduct or operation of the business of QuaTech, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(d)                                 No Material Adverse Change.  There shall not have occurred any change since the date of this Agreement that constitutes a Material Adverse Effect on QuaTech, determined without regard to whether such change constitutes a breach of a representation or warranty.

(e)                                  Shareholder Agreements.  Each of the Persons listed in Recital D shall have executed and delivered to DPAC a Shareholder Agreement and each such Shareholder Agreement shall be in full force and effect.

(f)                                    QuaTech Shareholder List.  The QuaTech Shareholder List shall have been delivered as contemplated by Section 1.6(a) of this Agreement.

(g)                                 Tax Treatment.  In DPAC’s reasonable, good faith belief, the Merger will be treated for federal income Tax purposes as a reorganization within the meaning of Section 368(a) of the Code.  Such belief may be conditioned upon the receipt by DPAC of customary representation letters to be delivered as of the Effective Time by each of QuaTech, DPAC, and Merger Sub in form and substance reasonably satisfactory to DPAC and its legal counsel.

(h)                                 QuaTech Warrants.  The holders of the QuaTech Warrant shall have agreed to the terms of this Agreement and the termination of the QuaTech Warrant and its associated Warrant Agreement in exchange for the consideration described in Section 3.2 of the QuaTech Disclosure Schedules.

ARTICLE VII.

TERMINATION, AMENDMENT AND WAIVER

7.1                                 Termination.  At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of QuaTech or DPAC, this Agreement may be terminated:

(a)                                  by mutual consent of DPAC and QuaTech, by action of their respective Boards of Directors;

(b)                                 by either DPAC or QuaTech, if, without fault of the terminating party, the Closing shall not have occurred on or before December 31, 2005 provided a later date may be agreed upon in writing by the parties hereto; and provided further that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement or would constitute a breach after notice and a failure to cure;

(c)                                  by QuaTech, (i) if (A)(1) DPAC shall breach in any material respect any covenant or agreement on the part of DPAC set forth in this Agreement, (2) any representation or warranty of DPAC set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue, or (3) any representation or warranty of DPAC set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 30 days of receipt by DPAC of written notice thereof, and (C) such breach or misrepresentation would cause the condition set forth in Section 6.3(a) not to be satisfied (and QuaTech shall not have breached any of its material and relevant covenants hereunder, which breach is not cured); or (ii) if the DPAC shareholders shall not have given their approval of this Agreement and the Merger on or before December 31, 2005; or (iii) if the Board of Directors of DPAC withdraws, modifies or changes its recommendation that the shareholders of DPAC approve the transactions contemplated in this Agreement in a manner adverse to QuaTech and its shareholders, unless such withdrawal, modification or change is as a result of a breach by QuaTech that would entitle DPAC to terminate this Agreement, whether or not as a result of a Material Adverse Effect on QuaTech;

(d)                                 by DPAC, (i) if (A)(1) QuaTech shall breach in any material respect any covenant or agreement on the part of QuaTech set forth in this Agreement, (2) any representation or warranty of QuaTech set forth in this Agreement that is qualified as to materiality or Material Adverse Effect shall have become untrue or (3) any representation or warranty of QuaTech set forth in this Agreement that is not so qualified shall have become untrue in any material respect, (B) such breach or misrepresentation is not cured within 30 days of receipt by QuaTech of written notice thereof, and (C) such breach or misrepresentation would cause the condition set forth in Section 6.2(a) not to be satisfied (and DPAC shall not have willfully breached any of its material and relevant covenants hereunder, which breach is not cured); or (ii) if the QuaTech shareholders shall not have given their approval of this Agreement and the Merger on or before December 31, 2005; or (iii) if the Board of Directors of QuaTech withdraws, modifies or changes its recommendation of the issuance of the Merger Consideration in a manner adverse to DPAC or its shareholders unless such withdrawal, modification or change is as a result of a breach by DPAC that would entitle QuaTech to terminate this Agreement, whether or not as a result of a Material Adverse Effect on DPAC;

(e)                                  by QuaTech if a Takeover Proposal for DPAC shall have occurred and the Board of Directors of DPAC in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before December 31, 2005) reject such Takeover Proposal;

(f)                                    by DPAC if a Superior Proposal for DPAC shall have occurred and DPAC shall have provided QuaTech at least five (5) business days prior notice of the terms of the Superior Proposal, provided DPAC shall have paid QuaTech the amounts it is due under Section 7.3(b) and provided further DPAC shall have complied with its obligations under Section 4.2 of this Agreement;

(g)                                 by DPAC if a Takeover Proposal for QuaTech shall have occurred and the Board of Directors of QuaTech in connection therewith does not within ten (10) business days of such occurrence (or, in any event, on or before December 31, 2005) reject such Takeover Proposal;

(h)                                 by QuaTech if a Superior Proposal for QuaTech shall have occurred and QuaTech shall have provided DPAC at least five (5) business days prior notice of the terms of the Superior Proposal, provided QuaTech shall have paid DPAC the amounts it is due under Section 7.3(c) and provided further QuaTech shall have complied with its obligations under Section 4.2 of this

Agreement.

(i)                                     by either DPAC or QuaTech if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

7.2                                 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of DPAC, Merger Sub or QuaTech or their respective officers, directors, shareholders or affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, notwithstanding the foregoing, the provisions of Section 5.5 (Confidentiality), this Section 7.2 and Section 7.3 (Termination Fees), and the provisions of this Agreement referred to therein or necessary to enforce the said Sections, shall remain in full force and effect and survive any termination of this Agreement.

7.3                                 Termination Fees.

(a)                                  Parties to Bear Own Expenses. Subject to subsection (b) and (c) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel, the expenses incurred in connection with printing the Proxy Statement and the Registration Statement, registration and filing fees incurred in connection with the Registration Statement, the Proxy Statement and fees, costs and expenses associated with compliance with applicable state securities laws in connection with the Merger) shall be paid by the party incurring such expense.

(b)                                 Termination Fees Payable by DPAC.  QuaTech and DPAC agree that (A) in the event that this Agreement is terminated pursuant to Section 7.1(c)(iii), Section 7.1(e), or Section 7.1(f), and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for DPAC that DPAC has not rejected, then DPAC shall pay to QuaTech immediately prior to such termination, in the case of a termination by DPAC, or within two business days thereafter, in the case of a termination by QuaTech, a termination fee of $350,000 (the “Termination Fee”); or (B) in the event that this Agreement is terminated pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii), DPAC shall pay the Termination Fee to QuaTech, no later than two days after the earlier to occur of (x) the date of entrance by DPAC or any DPAC Subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (y) the date any person or persons (other than QuaTech) purchases 20% or more of the assets or equity interests of DPAC or any DPAC Subsidiary (provided that any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by DPAC or any DPAC Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the voting securities of DPAC is first publicly announced, within 12 months of the termination of this Agreement).

(c)                                  Termination Fees Payable by QuaTech.  QuaTech and DPAC agree that if this Agreement is terminated pursuant to Section 7.1(d)(iii), Section 7.1(g) or Section 7.1(h), then QuaTech shall pay the Termination Fee to DPAC immediately prior to such termination, in the case of a termination by QuaTech, or within two business days thereafter in the case of a termination by DPAC, or (B) in the event that this Agreement is terminated pursuant to Section 7.1(d)(i) or Section 7.1(d)(ii) by DPAC, and if, as of the date of such termination, there shall exist or have been proposed a Takeover Proposal for QuaTech that QuaTech has not rejected, then QuaTech shall pay DPAC the Termination Fee no later than two days after the earlier to occur of (x) the date of entrance by QuaTech or any QuaTech Subsidiary into an agreement concerning a transaction that constitutes a Takeover Proposal or (y) the date any person or persons (other than DPAC) purchases 20% or more of the assets or equity interests of QuaTech or any QuaTech Subsidiary (provided that any definitive agreement referred to in clauses (x) and (y) of this sentence is entered into by QuaTech or any QuaTech Subsidiary, or if there is no such agreement with respect to a purchase contemplated by clause (y), any tender, exchange or other offer or arrangement for the voting securities of QuaTech is first publicly announced, within 12 months of the termination of this Agreement).

(d)                                 Payment of Termination Fees.  All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such payment.

7.4                                 Amendment.  The boards of directors of the parties hereto may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, however, that after approval of the Merger by the shareholders of DPAC, QuaTech or Merger Sub, no amendment may be made without further shareholder approval that, by applicable law or in accordance with the rules of any relevant stock exchange, may be required.

7.5                                 Extension; Waiver.  At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that after approval of the Merger by the shareholders of DPAC, Merger Sub, or QuaTech, no extension or waiver of this Agreement or any portion thereof may be made without further shareholder approval if required by applicable law or in accordance with the rules of any relevant stock exchange. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII.

GENERAL PROVISIONS

8.1                                 Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

8.2                                 Interpretation.  In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any Person means any event, change, condition or effect related to the condition (financial or otherwise), prospects, properties, assets (including intangible assets), liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, that a reasonably prudent investor would consider to be important and relevant when making an investment decision.  In this Agreement, any reference to a “Material Adverse Effect” with respect to any Person means any effect that individually or taken together with other effects is materially adverse to either the condition (financial or otherwise), prospects, properties, assets, liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, or the ability of such Person to consummate the transactions contemplated by this Agreement.  In this Agreement, any reference to a party’s “knowledge” means the actual knowledge of such party’s identified executive officers after such inquiry, if any, as they deem reasonably necessary of employees, officers and directors of such party charged with senior administrative or operational responsibility for such matters.  As a matter of clarity, the Disclosure Schedules for each of DPAC and QuaTech identify the executive officer of each respective company, whose actual knowledge shall be deemed to be the “knowledge” of such company.  When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth in this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

8.3                                 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

8.4                                 Entire Agreement; Parties in Interest.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules (including the DPAC Disclosure Schedule and the QuaTech Disclosure Schedule) (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) are not intended to confer upon any other Person any rights or remedies hereunder, except as set forth in Sections 1.6(a)-(j), 1.7, 5.12, 5.13, 5.14, 5.16 and 5.19.

8.5                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

8.6                                 Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will remain in full force and effect. The parties further agree to interpret this Agreement so as reasonably to effect the intent of the parties hereto and to replace a void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7                                 Specific Performance; Remedies Cumulative.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy or remedies.

8.8                                 Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflicts of law. Each of the parties hereto irrevocably consents to the jurisdiction of any court located in Summit County, Ohio in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees and consents that process may be served upon it in any manner authorized by the laws of the State of Ohio for such Person and waives and covenants not to assert or plead any objection that it might otherwise have to such jurisdiction and such process.

8.9                                 Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10                           Disclosure.  The inclusion of any information in the DPAC Disclosure Schedule or the QuaTech Disclosure Schedule does not necessarily indicate that DPAC or QuaTech, as applicable, has determined that the information included in the DPAC Disclosure Schedule or the QuaTech Disclosure Schedule, when considered individually or in the aggregate, is material to DPAC or QuaTech, as applicable.

8.11                           Further Assurances.  Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

8.12                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(i) if to QuaTech, to:

QuaTech, Inc.

5675 Hudson Industrial Parkway

Hudson, Ohio, 44236

Attention: Steven D. Runkel

Facsimile No.:

Telephone No.:

with a copy to:

Buchanan Ingersoll PC

301 Grant Street, 20th Floor

Pittsburgh, PA  15219

Attention: Richard D. Rose

Phone: (412) 562-8425

Fax:  (412) 562-1041

(ii) if to DPAC or Merger Sub, to:

DPAC Technologies Corp.

7321 Lincoln Way

Garden Grove, California 92841

Attention: Creighton K. Early

Facsimile No.:  (714) 899-7557

Telephone No.:  (714) 899-7554

with a copy to:

The Yocca Law Firm, LLP

19900 MacArthur Blvd., Suite #650

Irvine, California 92612

Attention: Nicholas Yocca

Facsimile No.: (949) 253-0870

Telephone No.: (949) 253-0800

IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Reorganization to be executed and delivered by their respective duly authorized officers as of the date first written above.

QUATECH, INC.

By:
Name: Steven D. Runkel
Title: Chief Executive Officer

DPAC TECHNOLOGIES CORP.

By:
Name: Creighton K. Early
Title: Chief Executive Officer

DPAC ACQUISITION SUB, INC.

By:
Name: Creighton K. Early
Title: Chief Executive Officer

EXHIBIT A

SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT

This SHAREHOLDER AND REGISTRATION RIGHTS AGREEMENT (“Agreement”) is made and entered into as of             , 2005 by and between DPAC TECHNOLOGIES CORP., a California corporation (the “Company”), and the shareholders signatory hereto named on the signature pages of this Agreement (each individually the “Shareholder” and all severally the “Shareholders”).

R E C I T A L S

WHEREAS, the Company, DPAC ACQUISITION SUB, INC., an Ohio corporation that is a wholly-owned subsidiary of the Company (the “Merger Subsidiary”) and QUATECH, INC., an Ohio corporation (“QUATECH”), have entered into that certain Agreement and Plan of Reorganization (including any further amendments thereto, the “Merger Agreement”), dated as of April 25, 2005, pursuant to which the Merger Subsidiary will be merged (the “Merger”) with and into QUATECH whereupon each share of QUATECH capital stock will be converted into the right to receive the shares of the DPAC Common Stock as defined in the Merger Agreement; and

WHEREAS, as a condition and as an inducement to the willingness of each of the Company, Merger Subsidiary and QUATECH to enter into and perform the Merger Agreement, certain shareholders of QUATECH: Development Capital Ventures (the “Institutional Shareholder”) and William Roberts, an individual, and Steven D. Runkel, an individual, in each such person’s capacity as a QUATECH shareholder, has agreed to enter into this Agreement; and

WHEREAS, in connection with the issuance of the Company’s securities pursuant to the terms of the Merger Agreement, the Shareholders required that the Company grant them certain rights to registration of the DPAC Common Stock they will receive upon the Merger and to enter into this Agreement, as a condition

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to the closing.

WHEREAS, no other registration rights agreement exists between the Company and any of its shareholders or others other than the registration rights set forth in the DPAC Disclosure Schedules.

A G R E E M E N T

NOW, THEREFORE, in consideration of the foregoing, for good and valuable considerations, receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Definitions.  As used herein:

1.1              The term “Advice” is defined in Section 2.9.

1.2              The term “Blocking Right” is dated in Section 2.1.

1.3              The term ““Commission” means the Securities and Exchange Commission.

1.4              The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.5              The term “Holder” means any of the following persons owning or having the right to acquire Registrable Shares or any permitted assignee of rights under this Agreement:  Development Capital Ventures, LP; William Roberts, an individual; and Steve Runkel, an individual.

1.6              The term “Public Offering” means and includes the closing, after the date of the Merger, of an underwritten public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of securities to the general public for the account of the Company, for avoidance of doubt, expressly excluding the registration statement on Form S-4 to register shares of DPAC Common Stock in connection with the Merger.

1.7              The terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below) and the applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

1.8              For the purposes hereof, the term “Registrable Shares” means and includes the shares of the DPAC Common Stock (as defined in the Merger Agreement) which have been issued in exchange for each Holder’s QUATECH common stock or QUATECH preferred stock (collectively the “QUATECH Shares”), pursuant to the consummation of the Merger.

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1.9              The term “Securities Act” means the Securities Act of 1933, as amended.

1.10         All capitalized terms used but not defined in this Agreement shall have the respective meanings that the Merger Agreement ascribes to such terms.  The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

2.               Registration Rights.

2.1         Demand Registration.

Subject to Sections 2.6, 2.7 and 2.8, if at any time after the Effective Time, the Company shall receive a written request from the Institutional Shareholder that the Company file with the Commission a registration statement under the Securities Act covering the registration for offer and sale of outstanding Registrable Securities held by such Institutional Shareholder, then the Company shall promptly notify in writing all other Shareholders of such request.  Within 20 days after such notice has been given by the Company, any other Holder may give written notice to the Company of its election to include its Registrable Securities in the registration.  As soon as practicable after the expiration of such 20-day period, the Company shall use its reasonable best efforts to cause the registration of all Registrable Securities with respect to which registration has been so requested.  If the Institutional Shareholder intends to distribute the Registrable Shares covered by their request by means of an underwriting, it shall so advise the Company as part of their request and the Company shall include such information in the written notice referred to above.  The underwriter shall be selected by the Institutional Holder and shall be reasonably acceptable to the Company.  In such event, the right of any Holder to include his or her Registrable Shares in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Shares in the underwriting to the extent provided herein.  All Shareholders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriters selected for such underwriting.  Notwithstanding the foregoing, if the underwriter advises the Institutional Holder in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Shareholders of Registrable Shares which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Shares that may be included in the underwriting shall be allocated among all Shareholders thereof, including the Institutional Holder, in proportion (as nearly as practicable) to the amount of Registrable Shares of the Company owned by each Holder.

Notwithstanding the provisions set forth above in this Section 2.1, the Company shall not be obligated to effect any registration pursuant to this Section within 180 days after a Public Offering.  In addition, the Company may postpone for up to 90 days the filing or effectiveness of a registration statement pursuant to a request

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under this Section if the Board of Directors (with the concurrence of the managing underwriters, if any) determines in good faith that such registration would be reasonably expected to have a material adverse effect on any proposal or plan by the Company to engage in any acquisition or sale of assets, merger, consolidation, tender offer, financing or similar transaction (a “Blocking Right”).  The Company may not assert a Blocking Right more than once in any twelve month period.  In the event of any postponement described in this subsection the requesting Shareholders shall, upon written notice to the Company by a majority of requesting Shareholders, be entitled to withdraw such request and, if such request is withdrawn, such request shall not count as a request for registration pursuant to this Section.

2.2         Piggyback Registration.

Subject to Sections 2.6 and 2.7, if at any time the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of others who are not Shareholders, in connection with the public offering of such securities solely for cash, on a registration form that would also permit the registration of Registrable Securities, the Company shall promptly give each Holder written notice of such proposal.  Upon the written request of any Holder given within 20 days after any such notice is given, subject to Sections 2.6 and 2.7, the Company shall use its commercially reasonable best efforts to cause to be included in such registration all Registrable Securities with respect to which registration has been so requested.

2.3         Registration Obligations of the Company.

Whenever required under this Agreement to use commercially reasonable best efforts to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)                                  prepare and file with the Commission a registration statement covering such Registrable Securities and use reasonable efforts to cause such registration statement to be declared effective by the Commission as expeditiously as possible and to keep such registration effective until the date when all Registrable Securities covered by the registration statement have been sold; provided, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to each Requesting Holder and the underwriters, if any, copies of all such documents proposed to be filed (excluding exhibits, unless any such Person shall specifically request exhibits in writing), which documents will be subject to the review of such Shareholders and underwriters, and the Company will not file such registration statement or any amendment thereto or any prospectus or any supplement thereto with the Commission if (A) a majority of requesting Shareholders reasonably object to such filing (unless such registration is

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pursuant to Section 3 and is in connection with a Public Offering) or (B) information in such registration statement or prospectus concerning a particular Holder has changed or is otherwise inaccurate and such Holder or the underwriters, if any, shall reasonably and promptly object;

(b)                                       prepare and file with the Commission such amendments and post-effective amendments to such registration statement as may be necessary to keep such registration statement effective during the period referred to in subsection (a) above, and cause the prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed with the Commission pursuant to Rule 424 under the Securities Act;

(c)                                        furnish to the requesting Shareholders and to each underwriter, if any, such reasonable numbers of copies of such registration statement, each amendment thereto, the prospectus included in such registration statement (including each preliminary prospectus), each supplement thereto and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                       use its best efforts to register and qualify the Registrable Securities under such other securities laws of such United States jurisdictions as shall be reasonably requested by a majority of requesting Shareholders or any underwriters or, in the alternative, to obtain exemptions from the registration requirements of such securities laws, and do any and all other acts and things which may be reasonably necessary or advisable to enable the requesting Shareholders and underwriters to consummate the disposition of the Registrable Securities owned by such Shareholders and underwriters in such jurisdictions; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to transact business, subject itself to taxation or to file a general consent to service of process in any such jurisdiction;

(e)                                        promptly after becoming aware thereof, notify each requesting Holder, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading and, at the request of any such Holder, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

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(f)                                          cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the NASD automated quotation system and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

(g)                                       provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h)                                       enter into such customary agreements (including underwriting agreements in customary form for a primary offering) and take all such other actions as a majority of requesting Shareholders or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(i)                                     subject to compliance with such confidentiality requirements as the Company may reasonably impose, and subject to the requirements of federal and state securities laws, the rules of the NASD and the rules of any securities exchange on which the Company’s securities are traded, make available for inspection by any requesting Holder, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such Holder or underwriter, provided, however, that the requesting Shareholders shall employ only one counsel, all pertinent financial and other records and pertinent corporate documents of the Company, and cause the officers, directors, employees and independent accountants of the Company to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement;

(j)                                     promptly notify the requesting Shareholders and the underwriters, if any, of the following events and (if requested by any such Person) confirm such notification in writing: (i) the filing of the prospectus or any prospectus supplement and the registration statement and any amendment or post-effective amendment thereto and, with respect to the registration statement or any post-effective amendment thereto, the declaration of the effectiveness of such documents; (ii) any requests by the Commission for amendments or supplements to the registration statement or the prospectus or for additional information; (iii) the issuance or written threat of issuance by the Commission of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose; and (iv) the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threat of initiation of any proceeding for such purpose;

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(k)                                  make reasonable efforts to prevent the entry of any order suspending the effectiveness of the registration statement and obtain at the earliest possible moment the withdrawal of any such order, if entered;

(l)                                     if reasonably requested by any underwriter or a requesting Holder in connection with any underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information as such underwriter or a majority of requesting Shareholders agree should be included therein relating to the sale of the Registrable Securities, including without limitation information with respect to the number of Registrable Securities being sold to such underwriter, the purchase price being paid therefore by such underwriter and any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment promptly after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

(m)                               upon the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after the initial filing of the registration statement with the Commission), (i) promptly provide copies of such document to counsel for the requesting Shareholders and counsel for the underwriters, if any, and (ii) make representatives of the Company available for discussion of such document;

(n)                                 cooperate with the requesting Shareholders and the underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends, and enable such Registrable Securities to be in such lots and registered in such names as the underwriters may request at least two business days prior to any delivery of Registrable Securities to the underwriters;

(o)                                 if necessary, provide a CUSIP number for all Registrable Securities not later than the effective date of the registration statement; and

(p)                                 prior to the effectiveness of the registration statement and any post-effective amendment thereto and at each closing of an underwritten offering, do the following insofar as the requesting Shareholders are concerned or affected:  (i) make such representations and warranties to such Shareholders and the underwriters, if any, with respect to the Registrable Securities and the registration statement as are customarily made by issuers to holders and underwriters in primary underwritten offerings; (ii) obtain opinions of counsel to the Company and updates thereof (which counsel and opinions shall be reasonably

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satisfactory to the underwriters, if any, and to a Majority of requesting Shareholders) addressed to each such Holder and the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by such Shareholders and underwriters or their counsel; (iii) obtain “cold comfort” letters and updates thereof from the Company’s independent certified public accountants addressed to such Shareholders or underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in cold comfort letters by accountants and underwriters in connection with primary underwritten offerings; and (iv) deliver such documents and certificates as may be reasonably requested by a Majority of requesting Shareholders or by the underwriters, if any, to evidence compliance with clause (i) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company.

2.4         Suspension of Disposition of Registrable Securities.

Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.3(e), such Holder will forthwith discontinue disposition of Registrable Securities until such Holder’s receipt of copies of a supplemented or amended prospectus contemplated by Section 2.3(e), or until it is advised in writing (an “Advice”) by the Company that the use of the prospectus may be resumed and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus and, if so directed by the Company, such Holder will deliver to the Company (at the expense of the Company) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.  If the Company shall give any such notice, the time periods specified in Section 2.3(a) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 2.3(e) to and including the date when each selling Holder shall have received the copies of the supplemented or amended prospectus contemplated by Section 2.3(e) or the Advice.

2.5         Expenses of Registration.

Whether or not any registration statement prepared and filed pursuant to this Agreement is declared effective by the Commission, the Company shall pay or incur all expenses incurred in connection with a registration pursuant to the terms hereof (excluding underwriting fees, discounts and commissions attributable to the sale of Registrable Securities), including without limitation all registration, qualification, application, filing, listing, transfer agent and registrar fees, printing, messenger, telephone and delivery fees and expenses, accounting fees and disbursements (including the expenses of any audit, review and/or “cold comfort” letters), fees and disbursements of counsel for the Company, and in each demand

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registration, to a maximum of $15,000, the fees and costs of one counsel representing the Institutional Shareholder.

2.6         Conditions Precedent to Participation in Registration.

No Holder shall participate in any registration hereunder unless:

(a)                                  such Holder timely furnishes to the Company and/or the underwriters managing such registration, if any, all such information regarding such Holder, the Registrable Securities held by it and its intended method of disposing of such Registrable Securities as the Company or such underwriters may reasonably request;

(b)                                 such Holder agrees, and each Holder hereby does agree, to notify the Company and/or any underwriters managing such registration of the occurrence of any event which causes the prospectus prepared in connection with any such registration to contain an untrue statement of a material fact or omit to state a fact necessary to make the statements therein not misleading promptly after such Holder obtains knowledge of such occurrence; and

(c)                                  in the case of an underwritten registration, such Holder agrees to (i) sell such Holder’s Registrable Securities on the basis of any underwriting arrangements approved by the persons(s) entitled hereunder to approve such arrangements and (ii) complete, execute and deliver all questionnaires, powers of attorney, indemnities, lock-up agreement, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and consistent with this Agreement.

2.7         Selection of Underwriters; Priorities.

(a)                                  The Institutional Shareholder shall have the right to select the investment banker(s) and manager(s) to administer any offering to which Section 2.1 is applicable, subject to the written consent of a majority in interest of requesting Shareholders, which consent may be withheld in such requesting Shareholders’ sole and absolute discretion; a majority of requesting Shareholders shall have the right to select the investment banker(s) and manager(s) to administer an offering to be effected pursuant to Section 2.2 on Form S-1 or S-3 if no such securities are being sold for the account of the Company.

(b)                                 In the case of a registration under Section 2.1 which is an underwritten offering, if the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other securities requested to be included exceeds the number of Registrable Securities and other securities which can be sold at the desired price in such

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offering, the Company will include in such registration, to the extent of the amount which the Company is advised can be sold at such price:  (i) first, the Registrable Securities requested to be included, pro rata among the Shareholders thereof on the basis of the number of Registrable Securities requested to be registered by each such Holder; (ii) second, securities held by persons having piggyback registration rights and securities proposed to be sold by the Company, pro rata based on the estimated gross proceeds from the sale thereof; and (iii) third, all other securities requested to be included in such registration.

(c)                                  In the case of a registration under Section 2.2 which is an underwritten offering, if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold at the desired price in such offering, the Company will include in such registration, to the extent of the amount which the Company is advised can be sold at such price:

(i)                                     if such registration is commenced upon the demand of Persons having demand registration rights, the Company will include in such registration, (A) first, securities held by the Persons having such demand registration rights, (B) second, securities proposed to be sold by the Company, Registrable Securities, and securities proposed to be sold by other Persons having piggyback registration rights pro rata based on the estimated gross proceeds from the sale thereof and (C) third, all other securities requested to be included in such registration; and

(ii)                                  if such registration is commenced by the Company on its own account and not in response to Persons having demand registration rights, (A) first, the securities which the Company proposes to sell, (B) second, Registrable Securities and securities proposed to be sold by other Persons having piggyback registration rights, pro rata based on the estimated gross proceeds from the sale thereof, (C) third, all other securities requested to be included in such registration.

2.8         Termination of the Company’s Obligations.

Except as set forth below, the Company shall have no further obligations under Section 2.1 after the Company has effected (a) two (2) registrations on Form S-1 or Form S-2 (or any successor forms) pursuant to a demand made pursuant to Section 2.1, or (b) all Registrable Securities covered thereby have been sold either pursuant thereto or pursuant to Rule 144, or (c) when all of a Holder’s Registrable Shares may be sold within one day’s then normal trading volume under Rule 144(k), or (d) the close of business on December 31, 2010, whichever is earliest.

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The Company’s obligation to effect registrations pursuant to Section 2.2 and registrations under Section 2.1 to be done on Form S-3 so long as the Company is eligible to use such Form (or any successor form) shall continue for so long as any Registrable Securities remain unregistered.  The Company shall have no further obligations under Section 2.1 or Section 2.2 of this Agreement upon the fifth anniversary of the Effective Time.

2.9         Indemnification.

2.9.1                                                Indemnification of Shareholders.  Pursuant to the Company’s registration of the Registrable Shares under the Securities Act, the Company will indemnify and hold harmless each Holder and each underwriter of the Registrable Shares so registered and each person, if any, who controls such Holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof), joint or several, to which they or any of them become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse each such Holder, each such underwriter and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by the Company); (ii) arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading; or (iii) any violation by the Company of the Securities Act, the  Exchange Act, a state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law; provided, however, that the indemnity contained in this Section 2.9 will not apply where such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus or prospectus in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder of Registrable Shares, any such underwriter or any such controlling person expressly for use therein. Promptly after receipt by any Holder of Registrable Shares, any underwriter or any controlling person of notice of the commencement of any action in respect of which indemnity may be sought against the Company, such Holder of Registrable Shares, or such underwriter or such controlling person, as the case may be, will notify the Company in writing of the commencement thereof, and, subject to the provisions hereinafter stated, the Company shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such Holder of Registrable Shares, such underwriter or such controlling person, as the case may be), and the payment of expenses insofar as

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such action shall relate to any alleged liability in respect of which indemnity may be sought against the Company.  Such Holder of Registrable Shares, any such underwriter or any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof in the event the representation of such Holder, underwriter or controlling person by counsel retained by or on the behalf of the Company would be inappropriate due to conflicts of interest between any such person and any other party represented by such counsel in such proceeding or action, in which case the Company shall pay, as incurred, the fees and expenses of such separate counsel.  The Company shall not be liable to indemnify any person under this Section 2.9 for any settlement of any such action effected without the Company’s consent (which consent shall not be unreasonably withheld).  The Company shall not, except with the approval of each party being indemnified under this Section 2.9 (which approval will not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

2.9.2                                                Indemnification of the Company.  In the event that the Company registers any of the Registrable Shares under the Securities Act, each Holder of the Registrable Shares so registered will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each underwriter of the Registrable Shares so registered and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities (or any action in respect thereof), joint or several, to which they or any of them may become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse the Company and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them, as such expenses are incurred, in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company in connection therewith by such Holder, expressly for use therein; provided, however, that such Holder’s obligations hereunder shall be limited to an amount equal to the proceeds to such Holder of the Registrable Shares sold in such registration.  Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such Holder of Registrable Shares, the Company will notify such Holder of

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Registrable Shares in writing of the commencement thereof, and such Holder of Registrable Shares shall, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel, who shall be counsel satisfactory to the Company) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such Holder of Registrable Shares.  The Company and each such director, officer, underwriter or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof in the event the representation of the Company, any of its officers or directors or any underwriter or controlling person by counsel retained by or on the behalf of such Holder would be inappropriate due to conflicts of interest between any such person and any other party represented by such counsel in such proceeding or action, in which case such Holder shall pay, as incurred, the fees and expenses of such separate counsel.  Notwithstanding the two preceding sentences, if the action is one in which the Company may be obligated to indemnify any Holder of Registrable Shares pursuant to Section 2.9, the Company shall have the right to assume the defense of such action, subject to the right of such holders to participate therein as permitted by Section 2.9.  Such Holder shall not be liable to indemnify any person for any settlement of any such action effected without such Holder’s consent (which consent shall not be unreasonably withheld).  Such Holder shall not, except with the approval of the Company (which approval shall not be unreasonably withheld), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the party being so indemnified of a release from all liability in respect to such claim or litigation.

2.10 Contribution.

If the indemnification provided for in Section 2.9. is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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2.11        Exchange Act Registration.

With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

2.11.1.               Use its best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times after the Effective Time;

2.11.2.               Take such reasonable actions, including the registration of its common stock under Section 12 of the Exchange Act, as are necessary to enable the Shareholders to use Rule 144 for the sale of their Registrable Shares, such action to be taken as soon as practicable after the Effective Time;

2.11.3.               File on a timely basis with the SEC all information that the SEC may require under either of Section 13 or Section 15(d) of the Exchange Act and, so long as it is required to file such information, take all action that may be required as a condition to the availability of Form S-3 or Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to the Company’s common stock; and

2.11.4.               Furnish to any Holder forthwith upon request (a) a written statement by the Company as to its compliance with the reporting requirements of Rule 144, (b) a copy of the most recent annual or quarterly report of the Company as filed with the SEC, and (c) any other reports and documents that a Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such Registrable Shares without registration.

2.12.                                                Market Stand-Off Agreement.

Provided that all Shareholders are treated equally and all officers and directors of the Company are also so bound, no Holder shall, to the extent requested by any managing underwriter of the Company, sell or otherwise transfer or dispose of (other than to donees who agree to be similarly bound) any Registrable Shares during a period (the “Stand-Off Period”) equal to one hundred twenty (120) days following the effective date of a registration statement of any secondary offering of the Company under the Securities Act (or in each case such shorter period as the Company or managing underwriter may authorize) and except in each case, for securities sold as part of the offering covered by such registration statement in accordance with the provisions of this Agreement.  In order to enforce the foregoing covenant, the Company may impose stock transfer restrictions with respect to the Registrable Shares of each Holder until the end of the Stand-Off Period.  Notwithstanding the foregoing, the obligations described in this Section 2.9.

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shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms which may be promulgated in the future, or a registration relating solely to an SEC Rule 145 transaction on Form S-4 or similar forms which may be promulgated in the future.

3.  Shareholder Obligations.

3.1. Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to the Company as follows:

3.1.1.                     Authority; No Violation.  The Shareholder has all necessary power and authority to enter into and perform all of such Shareholder’s obligations hereunder.  The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which such Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement or voting trust.  This Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the Shares (as defined below) constitute community property) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder’s spouse, as the case may be, in accordance with its terms.

3.1.2.                     Ownership of Shares.  The Shareholder is the beneficial owner or record holder of the number of shares of QUATECH Shares indicated under the Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of QUATECH Common Stock acquired by the Shareholder as contemplated in the Merger Agreement after the date hereof, the “Shares”) and, as of the date hereof, the Existing Shares constitute all the QUATECH Shares owned of record or beneficially by the Shareholder.  With respect to the Existing Shares, the Shareholder has, and with respect to the Shares the Shareholder shall have as of immediately prior to the Effective Time, sole voting power and sole power to issue instructions with respect to the matters set forth in Section 3 hereof, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 3 hereof, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

3.1.3.                     No Conflicts.  Neither the execution and delivery of this Agreement nor the consummation by the Shareholder of the transactions contemplated hereby will conflict with or constitute a violation of

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or default under any contract, commitment, agreement, arrangement or restriction of any kind to which such Shareholder is a party or by which the Shareholder is bound.

3.2. Voting Agreement and Agreement Not to Transfer.

3.2.1.                     The Shareholder hereby agrees to vote all of the Shares held by the Shareholder at the appropriate time (a) in favor of the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement; (b) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of QUATECH under the Merger Agreement; and (c) except with the prior written consent of the Company, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (i) any extraordinary corporate transactions such as a merger, consolidation or other business combination involving QUATECH; (ii) any sale, lease or transfer of a material amount of the assets of QUATECH; (iii) any change in the majority of the board of QUATECH; (iv) any material change in the present capitalization of QUATECH; (v) any amendment of QUATECH’s Articles of Incorporation or Code of Regulations; (vi) any other material change in QUATECH’s corporate structure or business; or (vii) any other action which is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially adversely affect the contemplated economic benefits to the Company of the transactions contemplated by the Merger Agreement.  The Shareholder shall not enter into any agreement or understanding with any person or entity prior to the Termination Date (as defined below) to vote or give instructions after the Termination Date in any manner inconsistent with clauses (a), (b) or (c) of the preceding sentence.

3.2.2.                     The Shareholder hereby agrees not to (a) sell, transfer, assign or otherwise dispose of any of his or her Shares without the prior written consent of the Company, other than Shares sold or surrendered to pay the exercise price of any stock options or to pay taxes or satisfy QUATECH’s withholding obligations with respect to any taxes resulting from such exercise, or (b) pledge, mortgage or encumber such Shares.  Any permitted transferee of Shares must become a party to this Agreement and any purported transfer of Shares to a person or entity that has not become a party hereto shall be null and void.

3.3.                Exclusivity.  The Shareholder agrees that such Shareholder will not directly or indirectly solicit any inquiries or proposals from any person relating to

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any proposal or transaction for the disposition of the business or assets of QUATECH or the acquisition of voting securities of QUATECH or any business combination between QUATECH or any person other than the Company.

3.4.                Shareholder Capacity.  The Shareholder is entering this Agreement in his or her capacity as the record or beneficial owner of the Shareholder’s Shares, and not in his or her capacity as a director/executive officer of QUATECH.  Nothing in this Agreement shall be deemed in any manner to limit the discretion of any Shareholder to take any action, or fail to take any action, in his or her capacity as a director/executive officer of QUATECH, that may be required of such Shareholder in the exercise of his or her duties and responsibilities as a director/executive officer of QUATECH.

3.5.                Termination.  The obligations of the Shareholder under this Section 3 shall terminate upon the consummation of the Merger.  If the Merger is not consummated, the obligations of the Shareholder hereunder shall terminate upon the termination of the Merger Agreement, provided that if, in the event of such termination, QUATECH is required to pay the Company a Termination Fee specified in Section 7.3(c) of the Merger Agreement, those obligations set forth in Sections 3 shall survive until QUATECH pays the Termination Fee to the Company.  The “Termination Date” for any particular provision hereunder shall be the date of termination of the Shareholder’s obligations for such provision.

3.6.                Specific Performance.  The Shareholder acknowledges that damages would be an inadequate remedy to the Company for an actual or prospective breach of this Agreement and that the obligations of the Shareholder hereto shall be specifically enforceable.

4.               Nasdaq Listing.

From and after the date hereof for so long as the Institutional Shareholder continues to hold Registrable Shares of DPAC Common Stock, the Company will use commercially reasonable best efforts to maintain the continued listing of the DPAC Common Stock on the Nasdaq Small Cap Market, and if for any reason such listing shall be lost the Company will promptly take all commercially reasonable actions to list the DPAC Common Stock on the Nasdaq Small Cap Market.

5.  Covenant Not to Enter Into Other Registration Rights Agreements.

Until the termination of the Company’s obligations under Section 2.8 hereof, the Company will not agree to, and will not, grant registration rights of any type, whether demand, piggyback or other, to any other person without the express written consent of the Institutional Shareholder.

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6. Miscellaneous.

6.1.                Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

6.2.                Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives.  Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

6.3.                Assignment.  This Agreement shall not be assigned without the prior written consent of the other party hereto.

6.4.                Modifications.  This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto.

6.5.                Severability.  If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

6.6.                Governing Law.  This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio without regard to the conflicts of law principles thereof.

6.7.                Attorneys’ Fees.  The prevailing party or parties in any litigation, arbitration, mediation, bankruptcy, insolvency or other proceeding (“Proceeding”) relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party or parties all fees and disbursements of counsel (including expert witness and other consultants’ fees and costs) relating to or arising out of (a) the Proceeding (whether or not the Proceeding proceeds to judgment) and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the Proceeding.  All such judgments and awards shall contain a specific provision for the recovery

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of all such subsequently incurred costs, expenses, fees and disbursements of counsel.

6.8.                Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

6.9.                Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

6.10.          Notices.  Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier, or (c) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to the Company or Merger Sub to:                                               DPAC TECHNOLOGIES CORP.

7321 Lincoln Way

Garden Grove, California 92841

Attention: Creighton K. Early, CEO

Phone: (714) 898-0007

Facsimile: (714) 897-1772

With a copy to:                                                                                                                                                             The Yocca Law Firm, LLP

19900 MacArthur Blvd., Suite #650

Irvine, California 92612

Attention: Nicholas J. Yocca, Esq.

Telephone: (949) 253-0800

Facsimile: (949) 253-0870

If to the Shareholder, to the address noted on the signature page hereto and to any counsel identified in like written notice from Shareholder to the Company.  Each of the parties hereto shall be entitled to specify another address by giving notice as aforesaid to each of the other parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Shareholder and Registration Rights Agreement as of the date first above written.

DPAC TECHNOLOGIES CORP.

By:
Creighton K. Early,
Chief Executive Officer and President

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SHAREHOLDERS:

Name:
Number and Class of QUATECH Shares:

Address for Notices:

Name:
Number and Class of QUATECH Shares:

Address for Notices:

Name:
Number and Class of QUATECH Shares:

Address for Notices:

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EXHIBIT D

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between DPAC Technologies Corp., a California corporation (the “Company”) and Steven D. Runkel, an individual (“Executive”), effective as of the Effective Date as defined in the Agreement and Plan of Reorganization dated April     , 2005 (“Merger Agreement”) among the Company, Quatech, Inc. and Acquisition Sub, as defined in the Merger Agreement.

In consideration of the mutual covenants and agreements set forth herein, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1                                 Employment.  The Company hereby employs Executive, and Executive agrees to serve, as the Chief Executive Officer of the Company, reporting to the Board of Directors of the Company, commencing on the Effective Date and thereafter during the term of this Agreement.  In the event the Effective Date does not occur and the Merger Agreement is terminated, this Agreement shall be null and void and of no force or effect whatsoever.  Executive agrees to perform such usual and customary duties of such office as may be delegated to Executive from time to time by the Board of Directors of the Company.  Executive agrees to devote substantially Executive’s full business time and attention and best efforts to the affairs of the Company during the term of this Agreement.

1.2                                 Term.  The term of employment of Executive hereunder will be for the period commencing on the date of this Agreement and ending on the earliest of:

(a)                                  December 31, 2006;

(b)                                 The date of termination of Executive’s employment in accordance with Article IV of this Agreement; or

(c)                                  The date of Executive’s death.

ARTICLE II
COMPENSATION

2.1                                 Base Salary.  Effective on and after the Effective Date and thereafter during the employment of Executive, the Company shall pay Executive a base salary at the rate of $210,000 per year.

2.2                                 Auto Allowance.  Executive shall receive an automobile allowance of $750 per month.

2.3                                 Annual Incentive Compensation Program.  Executive shall be eligible to participate in any and every annual incentive compensation program of the Company, at a level commensurate with other Company senior executives, as established by the Board of Directors of the Company from time to time.

2.4                                 Reimbursement of Expenses.  Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel, mobile phones, business entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.5                                 Benefits.  Executive shall be entitled to participate in or be covered by, as the case may be, all health, insurance, pension, disability insurance, physical exam and other employee plans and benefits established by the Company (collectively referred to herein as the “Benefit Plans”) on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements.

2.6                                 Vacations and Holidays.  During Executive’s employment with the Company, Executive shall be entitled to an annual vacation leave at full pay, such vacation to be four weeks in each year of the term hereof or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior executives, as established by the Board of Directors of the Company from time to time.  Executive shall be entitled to such holidays as are established by the Company for all employees.

ARTICLE III
NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1                                 Confidentiality Agreement.  Concurrently with the execution of this Agreement, Executive will execute and deliver Company’s standard Employee Assignment of Inventions and Non-Disclosure Agreement, and be bound by the terms thereof.  As a condition of Executive’s employment hereof, Executive agrees that all references to “Company” in the Employee Invention and Non-Disclosure Agreement shall be deemed to include the Company as well as Quatech, Inc. and any other subsidiary, direct or indirect, of the Company.

3.2                                 No Violation of Other Agreements.  Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to (i) not compete or interfere with the business of a former employer (which term for purposes of this Section 3.3 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant), (ii) not solicit employees, customers or vendors of any former employer, or (iii) keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment with the Company.  Executive represents and warrants to and covenants with the Company that Executive will not bring to the Company any materials or documents of a former employer containing confidential or proprietary information that is not generally available to the public, unless Executive shall have obtained express written authorization from any such former employer for their possession and use.

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ARTICLE IV
TERMINATION

4.1                                 Definitions.  For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a)                                  Cause.  “Cause” shall be defined as follows:

(i)                                     Executive’s conviction of, or guilty plea to, any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correctional facility;

(ii)                                  Actions by Executive during the term of this Agreement involving willful malfeasance or gross negligence in the performance of Executive’s duties hereunder;

(iii)                               Executive’s commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company;

(iv)                              Executive’s willful failure or refusal to perform Executive’s duties as required by this Agreement; and

(v)                                 Executive’s willful violation of any reasonable rule or regulation of the Board of Directors applicable to all senior executives if such violation is not cured promptly following notice to Executive.

For purposes of items (i) through (v) above, a conviction or the commission or omission of any act of Executive described therein shall not be deemed to constitute “Cause” unless a majority of the Board of Directors affirmatively votes to deem it to be material and to constitute “Cause” for purposes hereof, following five (5) business days’ notice to Executive of a meeting of the Board of Directors and an open discussion and presentation by Executive explaining such conviction, act or omission.

(b)                                 Good Reason.  “Good Reason” shall mean the relocation of Executive without Executive’s written consent.

4.2                                 Termination by Company.  The Company may terminate Executive’s employment hereunder immediately for Cause.  Subject to the other provisions contained in this Agreement, the Company may terminate this Agreement for any reason other than Cause upon thirty (30) days’ written notice to Executive.

4.3                                 Termination by Executive.  Executive may terminate this Agreement and Executive’s employment hereunder upon thirty (30) days’ written notice to the Company.

4.4                                 Benefits Received Upon Termination.

(a)                                  If Executive’s employment is terminated by the Company for Cause, or if this Agreement is terminated by Executive for any reason under circumstances not constituting Good Reason, then the Company shall pay Executive Executive’s Base Salary through the effective date of such termination plus credit for any vacation earned but not taken.  Thereafter, the Company shall

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have no further obligations to Executive under this Agreement; provided, however, that the Company will continue to honor any obligations that may have vested or been accrued and not forfeited on termination pursuant to and under the existing Company Benefit Plans or any other agreements or arrangements applicable to Executive.

(b)                                 If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason the Company shall:

(i)                                     pay Executive, within two (2) business days following the date of termination, any unpaid portion of Executive’s Base Salary and Auto Allowance through the date of termination, plus an additional 30 days from the date of termination, in lieu of the required notification period, plus credit for any vacation earned but not taken; and

(ii)                                  as severance pay Executive’s Base Salary plus Auto Allowance in effect as of the date of termination, such payments to be made in accordance with the Company’s usual payroll periods for the twelve (12) months immediately following the termination of employment under this Agreement, subject to withholding in accordance with the Company’s usual payroll practices; and

(iii)                               if Executive holds unvested restricted stock or unvested stock options, accelerate the vesting of all of Executive’s stock or stock options at and from the date of Executive’s termination , so that all restrictions on restricted stock shall lapse immediately and all unvested stock options will vest immediately; and

(iv)                              if Executive holds unexercised stock options on the date of termination, amend the options to permit all vested options, including those vested as a result of the preceding clause, to be exercised for two years from and after the date of Executive’s termination.

(c)                                  Termination Because of Employee Death or Disability.  Should Executive die or become disabled, as defined under the written insurance policies and procedures that may from time to time be obtained by the Company and its employment policies, the Company, or its insurer, shall pay Executive or the personal representative thereof the amount of twelve (12) months of Executive’s Base Salary, such payments to be made in accordance with the Company’s usual payroll periods for twelve (12) months following the termination of employment under this Agreement, subject to withholding in accordance with the Company’s usual payroll practices, in addition to any other compensation under this Agreement.

4.5                                 Effect of Termination.  Upon any termination of this Agreement, for any reason, Executive shall be deemed to have immediately resigned in all capacities as an officer of the Company and as an officer or director of all subsidiaries of the Company, if applicable, without the giving of any notice or the taking of any other action; provided, however, that termination under this Agreement shall not alter any rights of Executive expressly granted under any other written agreement approved and adopted by the Board of Directors of the Company.

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ARTICLE V
ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

5.1                                 Assumption of Obligations.  The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume expressly, absolutely and unconditionally and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article V or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

5.2                                 Beneficial Interests.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s personal representative, devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

ARTICLE VI
GENERAL PROVISIONS

6.1                                 Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

DPAC Technologies Corp.

7321 Lincoln Way

Garden Grove, California 92841

Attention:

Facsimile No. (714) 897-1772

With a Copy to:

The Yocca Law Firm, LLP

19900 MacArthur Blvd., Suite 650

Irvine, California 92612

Attention: Nicholas J. Yocca

Facsimile No. (949) 253-0870

If to Executive:                                                                 Steven D. Runkel

Facsimile No.

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or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2                                 No Waivers.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to specifically in a writing signed by Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

6.4                                 Severability or Partial Invalidity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6                                 Legal Fees and Expenses.  Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

6.7                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.  This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.8                                 Assignment.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Executive without the prior written consent of the Company and any such attempted assignment and delegation shall be void and be of no effect.  The Company may assign or delegate its rights, duties and obligations hereunder to any person or entity; provided that such person or entity assumes the Company’s obligations under this Agreement in accordance with Section 5.1.

6.9                                 Indemnification.  To the extent permitted by law, applicable statutes and the Articles of Incorporation, Bylaws or resolutions of the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted

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misfeasance or nonfeasance in the performance of Executive’s duties under this Agreement or out of any actual or asserted wrongful act against or by the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom.  The Company shall endeavor to obtain Directors and Officers’ Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities, subject to exclusions in the insurance contract.  The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“Executive”

Steven D. Runkel

“Company”

DPAC Technologies Corp.

By:

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EXHIBIT E

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between DPAC Technologies Corp., a California corporation (the “Company”) and Creighton Early, an individual (“Executive”), effective as of the Effective Date as defined in the Agreement and Plan of Reorganization dated April    , 2005 (“Merger Agreement”) among the Company, Quatech, Inc. and Acquisition Sub, as defined in the Merger Agreement.

In consideration of the mutual covenants and agreements set forth herein, receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1                                 Employment.  The Company hereby employs Executive, and Executive agrees to serve, as the Chairman of the Board of the Company, reporting to the Board of Directors of the Company, commencing on the Effective Date and thereafter during the term of this Agreement.  In the event the Effective Date does not occur and the Merger Agreement is terminated, this Agreement shall be null and void and of no force or effect whatsoever.  Executive agrees to perform such usual and customary duties of such office as may be delegated to Executive from time to time by the Board of Directors of the Company.  Executive agrees to devote substantially Executive’s full business time and attention and best efforts to the affairs of the Company during the term of this Agreement.

1.2                                 Term.  The term of employment of Executive hereunder will be for the period commencing on the date of this Agreement and ending on the earliest of:

(a)                                  December 31, 2006;

(b)                                 The date of termination of Executive’s employment in accordance with Article IV of this Agreement; or

(c)                                  The date of Executive’s death.

ARTICLE II
COMPENSATION

2.1                                 Base Salary.  Effective on and after the Effective Date and thereafter during the employment of Executive, the Company shall pay Executive a base salary at the rate of $180,000 per year.

2.2                                 Auto Allowance.  Executive shall receive an automobile allowance of $750 per month.

2.3                                 Annual Incentive Compensation Program.  Executive shall be eligible to participate in any and every annual incentive compensation program of the Company, at a level commensurate with other Company senior executives, as established by the Board of Directors of the Company from time to time.

2.4                                 Reimbursement of Expenses.  Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel, mobile phones, business entertainment and living expenses while away from home on business at the request of, or in the service of, the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.5                                 Benefits.  Executive shall be entitled to participate in or be covered by, as the case may be, all health, insurance, pension, disability insurance, physical exam and other employee plans and benefits established by the Company (collectively referred to herein as the “Benefit Plans”) on the same terms as are generally applicable to other senior executives of the Company, subject to meeting applicable eligibility requirements.

2.6                                 Vacations and Holidays.  During Executive’s employment with the Company, Executive shall be entitled to an annual vacation leave at full pay, such vacation to be four weeks in each year of the term hereof or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior executives, as established by the Board of Directors of the Company from time to time.  Executive shall be entitled to such holidays as are established by the Company for all employees.

ARTICLE III
NON-COMPETITION, CONFIDENTIALITY AND NONDISCLOSURE

3.1                                 Confidentiality Agreement.  Concurrently with the execution of this Agreement, Executive will execute and deliver Company’s standard Employee Assignment of Inventions and Non-Disclosure Agreement, and be bound by the terms thereof.  As a condition of Executive’s employment hereof, Executive agrees that all references to “Company” in the Employee Invention and Non-Disclosure Agreement shall be deemed to include the Company as well as Quatech, Inc. and any other subsidiary, direct or indirect, of the Company.

3.2                                 No Violation of Other Agreements.  Executive represents that Executive’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to (i) not compete or interfere with the business of a former employer (which term for purposes of this Section 3.3 shall also include persons, firms, corporations and other entities for which Executive has acted as an independent contractor or consultant), (ii) not solicit employees, customers or vendors of any former employer, or (iii) keep in confidence proprietary information acquired by Executive in confidence or in trust prior to Executive’s employment with the Company.  Executive represents and warrants to and covenants with the Company that Executive will not bring to the Company any materials or documents of a former employer containing confidential or proprietary information that is not generally available to the public, unless Executive shall have obtained express written authorization from any such former employer for their possession and use.

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ARTICLE IV
TERMINATION

4.1                                 Definitions.  For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a)                                  Cause.  “Cause” shall be defined as follows:

(i)                                     Executive’s conviction of, or guilty plea to, any felony (whether or not involving the Company) which constitutes a crime of moral turpitude or which is punishable by imprisonment in a state or federal correctional facility;

(ii)                                  Actions by Executive during the term of this Agreement involving willful malfeasance or gross negligence in the performance of Executive’s duties hereunder;

(iii)                               Executive’s commission of an act of fraud, whether prior or subsequent to the date hereof, upon the Company;

(iv)                              Executive’s willful failure or refusal to perform Executive’s duties as required by this Agreement; and

(v)                                 Executive’s willful violation of any reasonable rule or regulation of the Board of Directors applicable to all senior executives if such violation is not cured promptly following notice to Executive.

For purposes of items (i) through (v) above, a conviction or the commission or omission of any act of Executive described therein shall not be deemed to constitute “Cause” unless a majority of the Board of Directors affirmatively votes to deem it to be material and to constitute “Cause” for purposes hereof, following five (5) business days’ notice to Executive of a meeting of the Board of Directors and an open discussion and presentation by Executive explaining such conviction, act or omission.

(b)                                 Good Reason.  “Good Reason” shall mean the relocation of Executive without Executive’s written consent.

4.2                                 Termination by Company.  The Company may terminate Executive’s employment hereunder immediately for Cause.  Subject to the other provisions contained in this Agreement, the Company may terminate this Agreement for any reason other than Cause upon thirty (30) days’ written notice to Executive.

4.3                                 Termination by Executive.  Executive may terminate this Agreement and Executive’s employment hereunder upon thirty (30) days’ written notice to the Company.

4.4                                 Benefits Received Upon Termination.

(a)                                  If Executive’s employment is terminated by the Company for Cause, or if this Agreement is terminated by Executive for any reason under circumstances not constituting Good Reason, then the Company shall pay Executive Executive’s Base Salary through the effective date of such termination plus credit for any vacation earned but not taken.  Thereafter, the Company shall

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have no further obligations to Executive under this Agreement; provided, however, that the Company will continue to honor any obligations that may have vested or been accrued and not forfeited on termination pursuant to and under the existing Company Benefit Plans or any other agreements or arrangements applicable to Executive.

(b)                                 If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason the Company shall:

(i)                                     pay Executive, within two (2) business days following the date of termination, any unpaid portion of Executive’s Base Salary and Auto Allowance through the date of termination, plus an additional 30 days from the date of termination, in lieu of the required notification period, plus credit for any vacation earned but not taken; and

(ii)                                  as severance pay Executive’s Base Salary plus Auto Allowance in effect as of the date of termination, such payments to be made in accordance with the Company’s usual payroll periods for the twelve (12) months immediately following the termination of employment under this Agreement, subject to withholding in accordance with the Company’s usual payroll practices; and

(iii)                               if Executive holds unvested restricted stock or unvested stock options, accelerate the vesting of all of Executive’s stock or stock options at and from the date of Executive’s termination , so that all restrictions on restricted stock shall lapse immediately and all unvested stock options will vest immediately; and

(iv)                              if Executive holds unexercised stock options on the date of termination, amend the options to permit all vested options, including those vested as a result of the preceding clause, to be exercised for two years from and after the date of Executive’s termination.

(c)                                  Termination Because of Employee Death or Disability.  Should Executive die or become disabled, as defined under the written insurance policies and procedures that may from time to time be obtained by the Company and its employment policies, the Company, or its insurer, shall pay Executive or the personal representative thereof the amount of twelve (12) months of Executive’s Base Salary, such payments to be made in accordance with the Company’s usual payroll periods for twelve (12) months following the termination of employment under this Agreement, subject to withholding in accordance with the Company’s usual payroll practices, in addition to any other compensation under this Agreement.

4.5                                 Effect of Termination.  Upon any termination of this Agreement, for any reason, Executive shall be deemed to have immediately resigned in all capacities as an officer of the Company and as an officer or director of all subsidiaries of the Company, if applicable, without the giving of any notice or the taking of any other action; provided, however, that termination under this Agreement shall not alter any rights of Executive expressly granted under any other written agreement approved and adopted by the Board of Directors of the Company.

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ARTICLE V
ASSUMPTION OF OBLIGATIONS BY SUCCESSOR TO COMPANY

5.1                                 Assumption of Obligations.  The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to assume expressly, absolutely and unconditionally and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.  Any failure of the Company to obtain such agreement prior to the effectiveness of any such succession or assignment shall be a material breach of this Agreement.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor or assign to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Article V or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

5.2                                 Beneficial Interests.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s personal representative, devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

ARTICLE VI
GENERAL PROVISIONS

6.1                                 Notice.  For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, as follows:

If to the Company:

DPAC Technologies Corp.

7321 Lincoln Way

Garden Grove, California 92841

Attention:

Facsimile No. (714) 897-1772

With a Copy to:

The Yocca Law Firm, LLP

19900 MacArthur, Blvd., Suite 650

Irvine, California 92612

Attention: Nicholas J. Yocca

Facsimile No. (949) 253-0870

If to Executive:                                                                 Creighton Early

Facsimile No.

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or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

6.2                                 No Waivers.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to specifically in a writing signed by Executive and the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.3                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California.

6.4                                 Severability or Partial Invalidity.  The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

6.5                                 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

6.6                                 Legal Fees and Expenses.  Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding.

6.7                                 Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations between the parties with respect to the subject matter hereof.  This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

6.8                                 Assignment.  This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by Executive without the prior written consent of the Company and any such attempted assignment and delegation shall be void and be of no effect.  The Company may assign or delegate its rights, duties and obligations hereunder to any person or entity; provided that such person or entity assumes the Company’s obligations under this Agreement in accordance with Section 5.1.

6.9                                 Indemnification.  To the extent permitted by law, applicable statutes and the Articles of Incorporation, Bylaws or resolutions of the Company in effect from time to time, the Company shall indemnify Executive against liability or loss arising out of Executive’s actual or asserted

6

misfeasance or nonfeasance in the performance of Executive’s duties under this Agreement or out of any actual or asserted wrongful act against or by the Company including but not limited to judgments, fines, settlements and expenses incurred in the defense of actions, proceedings and appeals therefrom.  The Company shall endeavor to obtain Directors and Officers’ Liability Insurance to indemnify and insure the Company and Executive from and against the aforesaid liabilities, subject to exclusions in the insurance contract.  The provisions of this paragraph shall apply to the estate, executor, administrator, heirs, legatees or devisees of Executive.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

“Executive”

Creighton Early

“Company”

DPAC Technologies Corp.

By:

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